Exhibit 10.1

$200,000,000 Revolving Credit Facility

THIRD AMENDED AND RESTATED
CREDIT AGREEMENT

dated as of

April 27, 2016

among

DREW INDUSTRIES INCORPORATED,

LIPPERT COMPONENTS, INC.,

LIPPERT COMPONENTS CANADA, INC.
(a/k/a COMPOSANTES LIPPERT CANADA, INC.),

The Lenders Party Hereto

and

JPMORGAN CHASE BANK, N.A.
as Administrative Agent

and

WELLS FARGO BANK, N.A.
as Documentation Agent

and

JPMORGAN CHASE BANK, N.A.
and
WELLS FARGO SECURITIES, LLC
as Joint Bookrunners and Lead Arrangers

THIRD AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) dated as of April 27, 2016, among DREW INDUSTRIES INCORPORATED, LIPPERT COMPONENTS, INC., a Delaware corporation, LIPPERT COMPONENTS CANADA, INC. (a/k/a COMPOSANTES LIPPERT CANADA, INC.), a Quebec corporation, the LENDERS party hereto, and JPMORGAN CHASE BANK, N.A. (formerly known as JPMorgan Chase Bank), as Administrative Agent.
The parties hereto agree as follows:
ARTICLE I.

DEFINITIONS
SECTION 1.01    Defined Terms.
As used in this Agreement, the following terms have the meanings specified below:
“Act” shall have the meaning set forth in Section 9.14.
“Adjusted Hedging Exposure Amount” means the maximum aggregate amount (giving effect to any netting agreements) that the applicable Loan Party or other Subsidiary would be required to pay at any time if all of its Hedging Agreements were terminated at such time, net of the maximum aggregate amount (giving effect to any netting agreements) that the applicable Loan Party or other Subsidiary would be entitled to receive at such time.
“Adjusted LIBO Rate” means with respect to a Eurocurrency Loan for any relevant Interest Period or for any Alternate Base Rate Loan, the product of (a) the Eurocurrency Rate applicable to such currency and Interest Period, multiplied by (b) the Statutory Reserve Rate.
“Administrative Agent” means JPMorgan Chase Bank, N.A. (including its branches and affiliates), in its capacity as administrative agent for the Lenders hereunder.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affiliate” means, at any time, and with respect to any Person, (a) any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and (b) any Person (other than institutional holders and publicly traded mutual funds) beneficially owning or holding, directly or indirectly, 30% or more of any class of voting or equity interests of the Company or any Subsidiary or any corporation of which the Company and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of any class of voting or equity interests. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.
“Agent” shall have the meaning set forth in Article VIII.
“Agent Parties” has the meaning assigned to such term in Section 9.01(c).
“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB in effect on such day plus 0.50% and (c) the Adjusted LIBO Rate for a one-month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, the Adjusted LIBO Rate for any day shall be based on the Eurocurrency Rate at approximately 11:00 a.m. London time on such day, subject to the interest rate floors set forth herein.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB or the Adjusted LIBO Rate, respectively.  If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.12 hereof, then the Alternate Base Rate shall be the greater of clause (a) and (b) above and shall be determined without reference to clause (c) above.
“Alternate Currency” means Pounds Sterling, Canadian Dollars, Euros, Australian Dollars and any other currency approved by each Lender and the Administrative Agent.
“Alternate Currency Exposure” means, with respect to any Lender at any time, the Dollar Equivalent of the sum of the outstanding principal amount of such Lender’s Alternate Currency Loans and Alternate Currency LC Exposure at such time.
“Alternate Currency LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Alternate Currency Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements in respect of Alternate Currency Letters of Credit that have not yet been reimbursed by or on behalf of the Borrowers at such time. The Alternate Currency LC Exposure of any Lender at any time shall be its Applicable Percentage of the total Alternate Currency LC Exposure at such time.
“Alternate Currency Letter of Credit” means a Letter of Credit denominated in an Alternate Currency.
“Alternate Currency Loan” means a Loan denominated in an Alternate Currency.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to any Borrower or any Affiliate of any Borrower from time to time concerning or relating to bribery or corruption.
“Applicable Percentage” means, with respect to any Lender of any Class, the percentage of the total Revolving Credit Commitments of such Class represented by such Lender’s Revolving Credit Commitments of such Class. If the Revolving Credit Commitments of any Class have terminated or expired, the Applicable Percentages for such Class shall be determined based upon the Revolving Credit Commitments most recently in effect, giving effect to any assignments; provided that, in accordance with Section 2.19, so long as any Lender shall be a Defaulting Lender, such Defaulting Lender’s Revolving Credit Commitment shall be disregarded in the calculations above.
“Applicable Rate Margin” means, for any day, with respect to any Loan, or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “Eurocurrency/CDOR/Australian Applicable Rate Margin”, “Alternate Base Rate Applicable Rate Margin” or “Commitment Fee Rate”, as the case may be, based upon the Net Leverage Ratio (calculated on a Pro Forma Basis) as of the most recent determination date:

NET LEVERAGE RATIO	EUROCURRENCY/ CDOR/ AUSTRALIAN APPLICABLE RATE MARGIN	ALTERNATE BASE RATE APPLICABLE RATE MARGIN	COMMITMENT FEE
Category 1 ≥ 2.00 to 1.0	1.625%	0.625%	0.225%
Category 2 < 2.00 to 1.0 ≥ 1.00 to 1.0	1.375%	0.375%	0.175%
Category 3 < 1.00 to 1.0	1.000%	0.000%	0.15%

For purposes of the foregoing, (a) the Applicable Rate Margin shall be determined as of the end of each fiscal quarter of the Company, based upon the Company’s annual or quarterly consolidated financial statements delivered pursuant to Section 5.01 and (b) each change in the Applicable Rate resulting from a change in the Net Leverage Ratio shall be effective during the period commencing on and including the date of delivery to the Administrative Agent of such consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change, provided that if Lippert fails to deliver the annual or quarterly consolidated financial statements required to be delivered by it pursuant to Section 5.01, the Net Leverage Ratio shall be deemed to be in Category 1 during the period from the expiration of the time for delivery thereof until such consolidated financial statements are delivered. If at any time the Administrative Agent determines that the financial statements upon which the Applicable Rate Margin was determined were incorrect (whether based on a restatement, fraud or otherwise), the Borrowers shall be required to retroactively pay any additional amount that the Borrowers would have been required to pay if such financial statements had been accurate at the time they were delivered.
“Approved Subordinated Debt” means Indebtedness subordinated to the Obligations of the Borrowers under this Agreement and the other Loan Documents on terms approved in writing by the Administrative Agent and the Required Lenders.
“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.
“Australian Bank Bill Swap Rate” means, for any Loan denominated in Australian Dollars, the applicable Screen Rate as of the Specified Time on the Quotation Date for Australian Dollars and for a period equal in length to the Interest Period of that Loan; provided that to the extent a comparable or successor rate is approved by the Administrative Agent in connection with any rate set forth in this definition, the approved rate shall be applied in a manner consistent with market practice; provided, further, that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent; provided, further, that if the Australian Bank Bill Swap Rate shall be less than zero, the Australian Bank Bill Swap Rate shall be deemed to be zero for purposes of this Agreement.
“Australian Dollars” means lawful money of Australia.

“Australian Loan” means any Loan denominated in Australian Dollars that bears interest at a rate determined by reference to the Australian Bank Bill Swap Rate.
“Auto-Extension Letter of Credit” has the meaning assigned to such term in Section 2.04(c).
“Availability Period” means, in respect of any Class of Revolving Credit Commitments, the period from and including the Restatement Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Revolving Credit Commitments of such Class.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Banking Services” shall mean each and any of the following bank services provided or which may be provided to any Loan Party by any Lender or any of its Affiliates: (a) credit cards for commercial customers (including, without limitation, “commercial credit cards” and purchasing cards), (b) stored value cards, (c) merchant processing services and (d) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, any direct debit scheme or arrangement, overdrafts and interstate depository network services).
“Banking Services Obligations” shall mean any and all obligations of the Loan Parties, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.
“Bankruptcy Event” means, with respect to any Person, when such Person files a petition or application seeking relief under any Insolvency Law or becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, interim receiver, receiver manager, liquidator, sequestrator, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within Canada or the U.S. or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Borrowers” means, collectively, Lippert and each Foreign Borrower.
“Borrowing” means portions of the Loans of the same Class and type, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.
“Borrowing Request” means a request by a Borrower for a Borrowing in accordance with Section 2.03.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or Toronto are authorized or required by law to remain closed; provided that, when used in connection with (i) a Eurocurrency Loan or a Letter of Credit, the term “Business Day” shall also exclude any day on which commercial banks are not open for dealings in deposits in the applicable currency in the London or other relevant interbank market or in London or such other jurisdiction generally, (ii) an Australian Loan, the term “Business Day” shall also exclude any day on which commercial banks are not open for dealings in deposits in Melbourne, Australia or, (iii) any Alternate Currency Loan or Letter of Credit denominated in Euros, the term “Business Day” shall also exclude TARGET Day.
“Calculation Date” means (a) the first Business Day preceding each date on which a Borrowing or a Letter of Credit denominated in Pounds Sterling occurs or is issued or increased, respectively, (b) the second Business Day preceding each date on which a Borrowing or a Letter of Credit denominated in any Alternate Currency (other than Pounds Sterling) occurs or is issued or increased, respectively, and (c) the last Business Day of each calendar quarter unless, during the five (5) Business Day period prior to such last Business Day of such calendar quarter, a Calculation Date occurred pursuant to either clause (a) or (b) of this definition.
“CAM” means the mechanism for the allocation and exchange of interests in the Tranches and the collections thereunder established under Article X.
“CAM Exchange” means the exchange of the Lenders’ interests provided for in Article X.
“CAM Exchange Date” means the date on which any event referred to in clause (g) or (h) of Article VII shall occur with respect to the Company.
“CAM Percentage” means, as to each Lender, a fraction, expressed as a decimal, of which (a) the numerator shall be the sum of the Dollar Equivalents (determined on the basis of Exchange Rates prevailing on the CAM Exchange Date) of the Obligations owed to such Lender (whether or not at the time due and payable) immediately prior to the CAM Exchange and (b) the denominator shall be the sum of the Dollar Equivalents (as so determined) of the Obligations owed to all the Lenders (whether or not at the time due and payable) immediately prior to the CAM Exchange.
“Canadian Borrower” means a Foreign Borrower that is organized under the laws of Canada or any province or territory thereof.
“Canadian Benefit Plans” means any plan, fund, program, or policy, whether oral or written, formal or informal, funded or unfunded, insured or uninsured, providing employee benefits, including medical, hospital care, dental, sickness, accident, disability, life insurance, pension, retirement or savings benefits, under which any Loan Party or any Subsidiary of any Loan Party has any liability with respect to any employee or former employee in Canada, but excluding any Canadian Pension Plans.
“Canadian Dollar” means lawful money of Canada.
“Canadian Pension Plans” means each pension plan required to be registered under Canadian federal or provincial law that is maintained or contributed to by a Loan Party or any Subsidiary of any Loan Party for its employees or former employees, but does not include any plan, program, policy or arrangement which is maintained by a Governmental Authority.
“Capital Expenditures” means, for any period, the sum of all amounts that would, in accordance with GAAP, be included as capital expenditures on the consolidated statement of cash flows for the Company and its consolidated Subsidiaries during such period (including the amount of assets leased under any Capital Lease Obligation during such period), less the net proceeds received by such Persons during such period from sales of fixed tangible assets as reflected on the consolidated statement of cash flows for that period.
“Capital Lease” means, at any time a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
“Cash Stock Buyback” means any Company stock repurchases.
“CDOR”, when used in reference to any Loan or Borrowing denominated in Canadian Dollars, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the CDOR Rate.
“CDOR Rate” means, for any Loan denominated in Canadian Dollars, the Canadian deposit offered rate which, in turn, means on any day the applicable Screen Rate as of the Specified Time on the Quotation Date for Canadian Dollars and for a period equal in length to the Interest Period of that Loan; provided that if such Screen Rate is not available on any particular day, then the Canadian deposit offered rate component of such rate on that day shall be calculated as the cost of funds quoted by the Administrative Agent to raise Canadian dollars for the applicable period on or about the Specified Time on such day for commercial loans or other extensions of credit to businesses of comparable credit risk; or if such day is not a Business Day, then as quoted by the Administrative Agent on the immediately preceding Business Day; provided, that if the CDOR Rate shall be less than zero, the CDOR Rate shall be deemed to be zero for purposes of this Agreement.
“CFC” shall have the meaning set forth in Section 5.10.
“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof, excluding management personnel as listed in the proxy statement dated April 15, 2016 of the Company), of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Company; (b) occupation after the Restatement Effective Date of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (i) directors of the Company on the Restatement Effective Date, (ii) nominated or appointed by the board of directors of the Company nor (iii) approved by the board of directors of the Company as director candidates prior to their election; (c) the acquisition after the Restatement Effective Date of direct or indirect Control of the Company by any Person or group; or (d) the ownership after the Restatement Effective Date by any Person other than the Company of any capital stock of Lippert, or the ownership by any Person other than Lippert, or the Subsidiary of Lippert that is the owner thereof as of the Restatement Effective Date (or such later date on which the Guarantor becomes a Guarantor hereunder), of any capital stock or other equity interest in any Borrower or any Guarantor (other than the Company).
“Change in Law” means the occurrence after the date of this Agreement (or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement) of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.13(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline, requirement or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in the implementation thereof, and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the U.S. or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Class” means, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Tranche A Loans or Tranche B Loans, (b) any Revolving Credit Commitment, refers to whether such Revolving Credit Commitment is a Tranche A Revolving Credit Commitment or a Tranche B Revolving Credit Commitment and (c) any Letter of Credit, refers to whether such Letter of Credit is a Tranche A Letter of Credit or a Tranche B Letter of Credit.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Collateral” means any property or rights in which, pursuant to the Security Documents, there has been granted (or purported to have been granted) to the Collateral Agent for the ratable benefit of the Lenders, a security interest or hypothec.
“Collateral Agent” means JPMorgan Chase Bank, N.A., as Collateral Agent under the Pledge Agreement.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Communications” has the meaning assigned to such term in Section 9.01(c).
“Company” means Drew Industries Incorporated, a Delaware corporation.
“Company Guarantee” has the meaning given to such term in Section 4.01(a).
“Competitor” means any Person (including a Customer) that engages in the same or substantially similar line or lines of business (whether in whole or in any part, vertically or horizontally) as those lines of business in which the Company and its Subsidiaries are engaged as of the Restatement Effective Date or such other reasonably related line or lines of business in which the Company or any of its Subsidiaries may be engaged after the Restatement Effective Date, and which provides products and/or services that are the same as, substantially similar to (in terms of type, brand or purpose) or a competitive alternative for, the products and/or services offered by the Company and its Subsidiaries as of the Restatement Effective Date or such other reasonably related or adjacent products and/or services which the Company or any of its Subsidiaries offer after the Restatement Effective Date.
“Consolidated Indebtedness” means, as of the date of determination, without duplication, all Indebtedness owed or guaranteed by any Loan Party and any of their respective Subsidiaries (but shall not include the undrawn amount of any Letters of Credit), determined on a consolidated basis in accordance with GAAP.
“Consolidated Interest Expense” means, for the period in issue all net interest expense of the Company and its Subsidiaries, whether paid or accrued, without duplication, determined on a consolidated basis in accordance with GAAP.
“Consolidated Net Worth” means Consolidated Total Assets minus total liabilities of the Company and its Subsidiaries, determined on a consolidated basis in conformity with GAAP.
“Consolidated Tangible Net Worth” means (a) Consolidated Net Worth minus (b) the aggregate amount of (i) all assets classified as intangible assets under GAAP, including, without limitation, goodwill, trademarks, patents, copyrights, organization expenses, franchises, licenses, trade names, brand names, mailing lists, catalogs, excess of cost over book value of assets acquired, and bond discount and underwriting expenses; (ii) loans or advances to, investments in, or receivables from (x) any Affiliate of the Company or any Borrower or (y) any Person if such loan, advance, investment or receivable is outside the ordinary course of business of the Company or the relevant Subsidiary; and (iii) prepaid expenses, in each case of the Company and its Subsidiaries on a consolidated basis in conformity with GAAP.

“Consolidated Total Assets” means, as of the date of determination, the total assets of the Company and its Subsidiaries, determined on a consolidated basis in conformity with GAAP.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Customer” means any Person as to which, with or to whom, within the 24-month period immediately preceding the date of determination: (i) any products or services were provided by the Company or any of its Subsidiaries, or (ii) any contract was entered into with the Company or any of its Subsidiaries for the provision of any products or services to such Person by the Company or such Subsidiary; provided in each case that any such products or services are substantially similar to or reasonably related or adjacent to products or services being offered by the Company or any Subsidiary on the Restatement Effective Date or such other reasonably related or adjacent products and/or services which the Company or any of its Subsidiaries offer after the Restatement Effective Date.
“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.
“Debt Service Coverage Ratio” means, on any date, the ratio of (i) (A) EBITDA for the period of four consecutive fiscal quarters ending on or most recently prior to such date minus (B) Capital Expenditures made during such four fiscal quarter period minus (C) the result (if positive) of (x) cash dividends paid by the Company during such four fiscal quarter period minus (if positive) (y) Excess Cash as of such date minus (z) the aggregate Revolving Credit Exposure of the Lenders on such date minus (D) the aggregate amount of Cash Stock Buybacks made during such period that are not applied toward the lifetime dollar limitation therefor set forth in Section 6.07, to (ii) the sum of (A) the current portion of Consolidated Indebtedness (as determined as of such date) plus (B) the Consolidated Interest Expense for such period.
“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to any Secured Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified any Borrower or any Secured Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by an Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Agent’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of (i) a Bankruptcy Event or (ii) a Bail-In Action.
“Disqualified Institution” means, on any date, any Person that is a Competitor of the Company, Lippert or any of their respective Subsidiaries and that is designated by Lippert as a “Disqualified Institution” by written notice delivered to the Administrative Agent (a) on or prior to the date hereof or (b) not less than ten

Business Days prior to such date; provided that “Disqualified Institutions” shall exclude any Person that Lippert has designated as no longer being a “Disqualified Institution” by written notice delivered to the Administrative Agent from time to time.
“Distribution” means in respect of any corporation, association or other business entity: (a) dividends or other distributions or payments on capital stock or other equity interest of such corporation, association or other business entity (except distributions in such stock or other equity interest); and (b) the redemption or acquisition of such stock or other equity interests or of warrants, rights or other options to purchase such stock or other equity interests (except when solely in exchange for such stock or other equity interests) unless made, contemporaneously, from the net proceeds of a sale of such stock or other equity interests (but excluding the acquisition through repurchase programs by the Company of its common stock to be held as treasury stock).
“Documentation Agent” means Wells Fargo Bank, N.A., in its capacity as documentation agent for the Lenders hereunder.
“Dollar Equivalent” means, on any date of determination, (a) with respect to any amount in dollars, such amount, and (b) with respect to any amount in an Alternate Currency, the equivalent in dollars of such amount, determined by the Administrative Agent pursuant to Section 1.05(b) using the Exchange Rate with respect to such Alternate Currency at the time in effect under the provisions of such Section.
“dollars” or “$” refers to lawful money of the United States of America from time to time.
“Domestic Subsidiary” means any Subsidiary incorporated or organized under the laws of the U.S., any state thereof or the District of Columbia.
“DQ List” has the meaning assigned to such term in Section 9.04(e).
“EBITDA” means, for any period in issue, the sum of, without duplication, income before paid taxes plus Consolidated Interest Expense, depreciation, amortization of tangible or intangible assets, plus transaction costs related to the Loan Documents and the Prudential Shelf Agreement and related documents, plus transaction fees and charges paid (and for which reasonably satisfactory documentation has been provided to the Administrative Agent) in connection with the issuance or offering of Equity Interests, acquisitions and similar investments, dispositions of any Person or all or substantially all of the assets or division or product line of any Person, recapitalizations, mergers, consolidations or amalgamations, option buyouts or incurrences, repayments, refinancings, amendments or modifications of Indebtedness (including any amortization or write-off of debt issuance or deferred financing costs, premiums and prepayment penalties) or similar transactions (or any of the foregoing transactions that are proposed and not consummated), in an aggregate amount not to exceed $5,000,000 in any period of four consecutive fiscal quarters, plus (or minus) unrealized losses or gains arising from foreign currency transactions, plus (or minus) (x) any non-cash charges relating to the impairment of goodwill and non-cash expenses in connection with stock-based compensation, extraordinary gains (or losses) and any gains (or losses) from the sale or disposition of assets other than in the ordinary course of business and (y) such other non-cash charges as the Required Lenders may consent to in writing; all on a consolidated basis for the Company and its Subsidiaries and all calculated in accordance with GAAP, and plus (or minus) adjustments for acquisitions and dispositions as set forth in the definition of Pro Forma Basis.
“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Electronic System” means any electronic system, including e-mail, e-fax, Intralinks®, ClearPar®, Debt Domain, Syndrak and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent and the Issuing Bank and any of its respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.
“EMU Legislation” means the legislative measures of the European Union for the introduction or changeover to, or operation of, the Euro in one or more member states.
“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Loan Party or any Subsidiary thereof directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Loan Party, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “adjusted funding target attainment percentage” (within the meaning of Section 436 of the Code) that is less than eighty percent; (c)the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any Loan Party or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by any Loan Party or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by any Loan Party or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by any Loan Party or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Loan Party or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Euro” means the single currency unit of the participating states of the European Union as constituted by the Treaty on European Union and as referred to in the EMU Legislation.
“Eurocurrency”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.
“Eurocurrency Rate” means, with respect to any Loan in relation to any currency: (a) the applicable Screen Rate as of the Specified Time on the Quotation Date for currency of that Loan and for a period equal in length to the Interest Period of that Loan; or (b) if no Screen Rate is available for the Interest Period of that Loan, the Interpolated Screen Rate for that Loan; provided that in the event that the Eurocurrency Rate would be less than zero pursuant to the foregoing, such rate shall be deemed to be zero for purposes of this Agreement
“Event of Default” has the meaning given to such term in Article VII.
“Excess Cash” means, on any date of determination, an amount equal to (i) the unrestricted cash on hand of Lippert and the Guarantors on such day minus (ii) $2,000,000.
“Excess Liquidity” means, on any date of determination, the sum of the unrestricted cash and marketable securities of Lippert and the Guarantors on such date plus the amount of the unused Revolving Credit Commitment as in effect on such date.
“Exchange Rate” means on any day, with respect to any Alternate Currency, the rate at which such Alternate Currency may be exchanged into dollars, as set forth at approximately 11:00 a.m., London time, on such day on the Reuters World Currency Page for such Alternate Currency. In the event that such rate does not appear on such day on any Reuters World Currency Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon in writing by the Administrative Agent and the applicable Borrower, or, in the absence of such agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its Alternate Currency exchange operations in respect of such Alternate Currency are then being conducted, at or about 11:00 a.m., London time, on such date for the purchase of dollars for delivery two (2) Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent, after consultation with the applicable Borrower, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.
“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (a) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor or the grant of such security interest becomes or would become effective with respect to such Swap Obligation or (b) in the case of a Swap Obligation subject to a clearing requirement pursuant to Section 2(h) of the Commodity Exchange Act (or any successor provision thereto), because such Guarantor is a “financial entity,” as defined in Section 2(h)(7)(C)(i) the Commodity Exchange Act (or any successor provision thereto), at the time the Guarantee of such Subsidiary Guarantor becomes or would become effective with respect to such related Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.
“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or resident or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (c) in the case of a Lender (other than an assignee pursuant to a request by Lippert under Section 2.17(b)), U.S. federal withholding tax that is imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Lender’s failure to comply with Section 2.15(f), except to the extent that such Lender (or its assignor, if any) was entitled, immediately before the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding tax pursuant to Section 2.15(a), and (d) any U.S. Federal withholding Taxes imposed under FATCA.
“Existing Credit Agreement” means the Second Amended and Restated Credit Agreement dated as of November 25, 2008 to which Lippert, JPMorgan Chase Bank as administrative agent and certain lenders are parties, as amended through the date immediately preceding the Restatement Effective Date. All interest, fees or other amounts accrued and unpaid by Lippert as of the Restatement Effective Date shall continue to be owing under this Agreement.
“Existing Letters of Credit” means the Letters of Credit described on Schedule 1.01-2 and issued under the Existing Credit Agreement.
“Fair Market Value” means at any time and with respect to any property, the sale value of such property that would reasonably be estimated to be realized in an arm’s-length sale at such time between an informed and willing buyer and an informed and willing seller (neither being under a compulsion to buy or sell) as determined by the Company or the relevant Subsidiary in good faith; provided that if the fair market value is equal to or exceeds $2,500,000, such determination shall be approved by the board of directors of the Company.
“FATCA” means Sections 1471 through 1474 of the Code, as of the Restatement Effective Date, (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with any of the foregoing and any fiscal or regulatory legislation, rules or practices adopted pursuant to any such intergovernmental agreement.
“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate.
“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Company.
“Fitch” means Fitch Ratings, Inc.
“Foreign Borrower” shall have the meaning set forth in Section 1.06, and shall include Lippert Canada and each other Person joined to this Agreement as a Foreign Borrower.
“Foreign Lender” means any Lender that is not a U.S. Person.
“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
“GAAP” means generally accepted accounting principles in the United States of America as promulgated by the Financial Accounting Standards Board (“FASB”) or other accounting standards setting entity accepted by the SEC.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.
“Guarantor” means each of (i) the Company, (ii) each Person listed on Schedule 1.01-1 hereto and identified as a Guarantor, and (iii) each Person who is required to become a Guarantor pursuant to Section 5.10.
“Guarantee Agreement” has the meaning given to such term in Section 4.01(a).
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, contaminants, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.
“Hedging Exposure Amount” means the maximum aggregate amount (giving effect to any netting agreements) that the applicable Loan Party or Subsidiary thereof would be required to pay at any time if all of its Hedging Agreements were terminated at such time.
“Inactive Subsidiary” means, with respect to any Person on any date, a Subsidiary of such Person (i) that conducts no business activities on such date, (ii) the assets of which Subsidiary have a Fair Market Value less than the smaller of (x) $50,000 or (y) one-half of one percent (0.50%) of the consolidated assets of such Person and its Subsidiaries; (iii) the total liabilities of which are less than $25,000; and (iv) has been designated as an Inactive Subsidiary by notice from Lippert to the Administrative Agent; provided that if the assets of all such Subsidiaries that meet the foregoing conditions (each, a “Specified Subsidiary”), in the aggregate, exceed either of the thresholds of clause (ii), then there shall be excluded from the term “Inactive Subsidiary” the Specified Subsidiary having the greatest assets, and, if necessary, the Specified Subsidiary having the next greatest assets, and so on, until the assets of the remaining Specified Subsidiaries, in the aggregate, no longer exceed either of such thresholds of clause (ii) (such remaining Specified Subsidiaries constituting the Inactive Subsidiaries); provided further, that no Loan Party and no Subsidiary that has provided a Guarantee of Indebtedness outstanding under Indebtedness permitted under Section 6.04(b) and/or any Indebtedness incurred pursuant to and permitted under Section 6.04(d) which renews, extends, substitutes, refinances or replaces Indebtedness permitted under Section 6.04(b) shall be an Inactive Subsidiary.
“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, provided that the amount of such Indebtedness which has not been assumed by such Person shall be the lesser of (i) the amount of such obligation and (ii) the Fair Market Value of such property, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person (and excluding from the definition of Indebtedness leases of real or personal property which are not Capital Leases) to the extent recorded as a liability on the balance sheet of such Person in accordance with GAAP, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty (other than performance guaranties), (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances and (j) all obligations of such Person in respect of the deferred purchase price of property or services (excluding (i) accrued expenses and current accounts payable incurred in the ordinary course of business and (ii) liabilities associated with customer prepayments and deposits arising in the ordinary course of business). The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
“Indemnified Taxes” means Taxes other than Excluded Taxes.
“Indemnitee” has the meaning given to such term in Section 9.03(b).
“Insolvency Law” shall mean each of the United States Bankruptcy Code, Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), and the Winding-Up and Restructuring Act (Canada), each as now and hereafter in effect, any successors to such statutes and any other applicable insolvency or other similar law of any jurisdiction, including any law of any jurisdiction permitting a debtor to obtain a stay or a compromise of the claims of its creditors against it.
“Interest Election Request” means a request by a Borrower to convert or continue a Borrowing in accordance with Section 2.06.
“Interest Payment Date” means (a) with respect to any Alternate Base Rate Loan the last day of each March, June, September and December, upon any prepayment due to acceleration and at stated maturity and (b) with respect to any Eurocurrency Loan, Australian Loan or CDOR Rate Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, the last day of each March, June, September and December, upon any prepayment due to acceleration and at stated maturity.
“Interest Period” means, with respect to any Eurocurrency Borrowing, Australian Bank Bill Swap Rate Borrowing or CDOR Rate Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three, six or twelve months thereafter (or, except in the case of an Australian Bank Bill Swap Rate Borrowing, that is for a one week period (for which a three day prior request shall be required)), as the applicable Borrower thereof may elect, provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless (in the case of a Eurocurrency Borrowing only) such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (ii) any Interest Period pertaining to a Eurocurrency Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“Interpolated Screen Rate” means, in relation to the Adjusted LIBO Rate for any Loan, the rate (rounded to the same number of decimal places as the Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate which results from interpolating on a linear basis between: (a) the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Loan, and (b) the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan, each as of the Specified Time on the Calculation Date for the currency of that Loan.
“IR/FX Protection Merchant” shall mean a Lender or other financial institution which provides Hedging Agreements to a Loan Party for interest rate or foreign exchange rate protection.
“IR/FX Hedging Exposure Amount” means the Hedging Exposure Amount attributable to IR/FX Hedging Agreements.
“IR/FX Hedging Agreement” shall mean a Hedging Agreement between a Loan Party and an IR/FX Protection Merchant which provides for interest rate or foreign exchange rate protection.
“Issuing Bank” means JPMorgan Chase Bank, N.A., in its capacity as the issuer of a Letter of Credit and its successor as provided in Section 2.04(i). The Issuing Bank may, in its discretion arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.
“ITA” means the Income Tax Act (Canada), as amended.
“Judgment Currency” has the meaning set forth in Section 9.15(b).
“Judgment Currency Conversion Date” has the meaning set forth in Section 9.15(b).
“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.
“LC Exposure” means Tranche A LC Exposure or Tranche B LC Exposure (or both), as the context requires.
“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance.
“Letter of Credit” means a Tranche A Letter of Credit or a Tranche B Letter of Credit.
“Lien” means, with respect to any asset,(a) any mortgage, pledge or hypothecation of, or any lien, encumbrance, charge, or security interest in such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, title retention agreement or Capital Lease (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset, and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
“Lippert” means Lippert Components, Inc., a Delaware corporation.
“Lippert Canada” means Lippert Components Canada, Inc. (a/k/a Composantes Lippert Canada, Inc.), a Quebec corporation.
“Loan Documents” means this Agreement, the Notes or any other promissory notes delivered pursuant hereto, the Security Documents, the Guarantee Agreements, the Subordination Agreement, any applications heretofore or hereafter made in respect of the Letter of Credit, and any instruments or agreements executed and delivered pursuant to any of the foregoing, in each case as supplemented, amended or modified from time to time, and any document, instrument, or agreement supplementing, amending, or modifying, or waiving any provision of, any of the foregoing.

“Loan Party” means each Borrower and each Guarantor.
“Loans” means a Tranche A Loan or Tranche B Loan.
“Local Time” mean (a) with respect to any extensions of credit hereunder denominated in dollars, New York, New York time, (b) with respect to any extensions of credit hereunder denominated in Australian Dollars, Sterling or Euro, London time, (c) with respect to any extensions of credit hereunder denominated in Canadian Dollars, Toronto, Ontario time, and (d) with respect to any extensions of credit denominated in any other Alternate Currency, the local time in the place of settlement for such Alternate Currency as may be determined by the Administrative Agent or the Issuing Bank, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.
“Material Adverse Effect” means a material adverse effect on (a) the business, operations, financial condition, assets or properties of the Company and its Subsidiaries, taken as a whole, (b) the ability of the Borrowers to perform their obligations under this Agreement or any other Loan Document, (c) the ability of the Company and its Subsidiaries, taken as a whole, to perform their obligations under any of the Loan Documents, (d) the validity or enforceability of this Agreement or any of the other Loan Documents, or (e) the security interests taken as a whole granted by the Pledge Agreements.
“Maturity Date” means April 27, 2021.
“Minority Interests” means any shares of stock of any class of a Subsidiary of any Person (other than directors’ qualifying shares as required by law) that are not owned by such Person and/or one or more of such Person’s Subsidiaries. Minority Interests shall be valued by valuing “Minority Interests” consisting of preferred stock at the voluntary or involuntary liquidation value of such preferred stock, whichever is greater, and by valuing “Minority Interests” consisting of common stock at the book value of capital and surplus applicable thereto adjusted, if necessary, to reflect any changes from the book value of such common stock required by the foregoing method of valuing “Minority Interests” in preferred stock.
“Moody’s” means Moody’s Investors Service, Inc.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“Net Leverage Ratio” means, on any date, the ratio of (a) Consolidated Indebtedness on such date minus the lesser of (i) the aggregate amount of unrestricted cash held or located in the United States of the Company and the Guarantors on such date and (ii) $25,000,000 to (b) EBITDA for the period of four consecutive fiscal quarters ending on or most recently prior to such date.
“Non-Extension Notice Date” has the meaning assigned to such term in Section 2.04(c).
“Note” means a Revolving Credit Note.
“Notes Collateral Agent” shall mean the collateral agent for the Prudential Shelf Agreement and the Prudential Notes.
“Notice of Rejection” has the meaning set forth in Section 1.06.
“NYFRB” means the Federal Reserve Bank of New York.
“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Banking Day, for the immediately preceding Banking Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received to the Administrative Agent from a Federal funds broker of recognized standing selected by it;

provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Obligation Currency” has the meaning set forth in Section 9.15(a).
“Obligations” means, without duplication, (a) the (i) principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans or the Letter of Credit Exposure, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (ii) all other monetary obligations, including fees, commissions, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of any Borrower or any other Loan Party to the Administrative Agent, the Lenders or the Issuing Bank, or that are otherwise payable to the Administrative Agent or the Lenders, under this Agreement and the other Loan Documents, (b) all other covenants, agreements, obligations and liabilities of the Borrower or any other Loan Party under or pursuant to this Agreement and the other Loan Documents, (c) unless otherwise agreed upon in writing by each Lender, all Banking Services Obligations and all obligations of the Loan Parties, monetary or otherwise, under each IR/FX Hedging Agreement with a Lender or an Affiliate of a Lender, and (d) any other obligations not included in subclauses (a) through (c) that are defined as “Obligations” under the Pledge Agreement. Notwithstanding the foregoing, the definition of ‘Obligations’ shall not create any guarantee by any Guarantor of (or grant of security interest by any Guarantor to support, as applicable) any Excluded Swap Obligations of such Guarantor for purposes of determining any obligations of any Guarantor.
“Other Taxes” means any and all present or future stamp, court, or documentary, recording, filing or other similar Taxes or any excise or property Taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery, performance, registration or enforcement of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.
“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).
“Participant” has the meaning set forth in Section 9.04.
“Participant Register” has the meaning set forth in Section 9.04.
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Permitted Liens” shall include the following: (i) Liens listed on Schedule 3.05(a) to this Agreement, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof; provided that any such Lien shall secure only those obligations which it secured as of the Restatement Effective Date (except that any such Liens on properties constructed, improved or acquired with the proceeds of industrial revenue or development bond issues representing Indebtedness of a Loan Party owing directly or indirectly to GE Capital Finance, Inc., and which Liens secure only such issues, whether such issues are outstanding as of the Restatement Effective Date or which are thereafter outstanding, may secure other such issues representing Indebtedness so owing to such obligee the proceeds of which have been used by a Loan Party to construct, improve or acquire other property, so long as such Liens do not extend to any property of a Loan Party not so financed and secure only Indebtedness represented by such issues); (ii) Liens on fixed or capital assets acquired, constructed or improved, including pursuant to Capital Leases or purchase money financing; provided that (x) such security interests secure Indebtedness permitted hereunder, (y) such security interests and the Indebtedness secured thereby are incurred prior to or within 180 days (and in the case of industrial revenue bonds, 360 days) after such acquisition, the completion of such construction or improvement or the placing in service, as the case may be of the asset which is subject to the security interest, (z) the Indebtedness secured thereby does not exceed 85% (in the case of real property and the improvements thereon) or 100% (in the case of personal property (other than fixtures)) of the cost of acquiring, constructing or improving such fixed or capital assets, and (aa) such security interest shall not apply to any other property or assets of any Loan Party or any Subsidiary thereof; (iii) carriers’, warehousemen’s, mechanics’, repairmen’s, construction and other like Liens imposed by law arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in good faith by appropriate proceedings and for which adequate reserves have been established therefor in accordance with GAAP on the books of such Loan Party or Subsidiary and as to which the failure to make payment during such contest could not reasonably be expected to have a Material Adverse Effect; (iv) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations in respect of which adequate reserves shall have been established; (v) deposits and Liens to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business; (vi) servitudes, easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of any Loan Party or any Subsidiary thereof; (vii) Liens securing indebtedness of one Loan Party or any one of their respective Subsidiaries to another Loan Party or any of their respective Subsidiaries; provided that (w) such Indebtedness is permitted under Sections 6.04 or 6.07 hereof (as applicable), (x) all of the outstanding capital stock or other equity interests of each such Loan Party or such Subsidiary shall be owned 100% directly or indirectly by the Company, (y) each of such Loan Parties or such Subsidiaries to or by whom such Indebtedness is owed, or who owns (directly or indirectly) any stock referred to in the preceding clause (x), shall have become party to the Guarantee Agreement and (z) such indebtedness shall not be assigned or transferred by the obligee thereof to any Person other than another Loan Party or any of their respective Subsidiaries such that after giving effect to such assignment and transfer all of the foregoing conditions are satisfied; (viii) Liens in favor of consignors in consignors’ consigned assets in an aggregate amount not to exceed $5,000,000; (ix) Liens for taxes, fees, assessments and governmental charges not delinquent or to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of Section 5.04; (x) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restriction against access by the Borrower or a Subsidiary in excess of those set forth by regulations promulgated by the Federal Reserve Board, and (ii) such deposit account is not intended by the Borrower or any Subsidiary to provide collateral to the depository institution; (xi) Liens of lessors, lessees and sublessees of real property on property leased by or to a Borrower or a Subsidiary in the ordinary course of business and not interfering in any material respect with the business of such Borrower or Subsidiary; (xii) Liens of customs and revenue authorities arising as a matter of law relating to the importing or exporting of goods in the ordinary course of business; (xiii) Liens to secure insurance premium financing; (xiv) Liens in the nature of contractual restrictions created under agreements related to Transfers of assets permitted under Section 6.08; (xv) Liens securing judgments or awards not exceeding the amounts set forth in Article VII (j); (xvi) Liens in the nature of contractual restrictions related to joint venture interests under joint venture agreements to the extent such investments are permitted under Section 6.09; (xvii) Liens related to permitted repurchase investments described in clause (vi) of the definition of Permitted Loans and Investments; (xviii) claims by buyers to cash earnest deposits made in connection with acquisitions not prohibited hereunder; (xix) Liens securing credit facilities entered into by Foreign Subsidiaries to the extent permitted under Section 6.04; (xx) Liens securing the Obligations and Indebtedness permitted under Section 6.04(b) and/or any Indebtedness incurred pursuant to and permitted under Section 6.04(d) which renews, extends, substitutes, refinances or replaces Indebtedness permitted under Section 6.04(b), in each case so long as the Obligations are secured equally and ratably therewith pursuant to such documents, instruments and agreements as shall be required by the Collateral Agent, including the Prudential Intercreditor Agreement; (xxi) other Liens, provided that the aggregate amount of all outstanding Indebtedness secured by such Liens shall not at the time of the granting of any additional Lien exceed 15% of Consolidated Net Worth; and (xxii) Liens that extend, renew or replace Liens permitted by clauses (i) through (xxi); provided, however, that in no event shall Indebtedness secured by Liens described in clauses (i), (ii) and (xxi) exceed 55% of Total Capitalization of the Company and its Subsidiaries when any additional secured Indebtedness is incurred.

“Permitted Loans and Investments” means (i) subject to Section 6.04(h) hereof, investments, loans and advances by any Loan Party or any of their respective Subsidiaries in and to the Company or any Wholly-Owned Subsidiaries; provided that in the case of any such investment, loan or advance by any Loan Party, such investment, loan or advance shall be (a) to or in another Loan Party (other than a Foreign Borrower), (b) used for consideration for acquisitions permitted under clause (viii) below or (c) otherwise in an aggregate outstanding amount not to exceed $25,000,000 at any time; (ii) purchases of capital stock of the Company so long as the Company would be permitted to make any such purchase under Section 6.07; (iii) investments in commercial paper and loan participations maturing within 270 days from the date of acquisition thereof having, at such date of acquisition, a rating of A-2, P-2 or F2 or better from S&P, Moody’s or Fitch, respectively, or by another nationally recognized credit rating agency; (iv) direct obligations of, or obligations the principal of or interest on which are unconditionally guaranteed by the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America) (or by any other foreign government of equal or better credit quality), in each case maturing within one year from the date of acquisition thereof; (v) investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and deposit accounts and money market deposit accounts issued or offered by, any domestic office of any commercial bank which is on the Federal Reserve Board’s list of the top 50 bank holding companies (or is a subsidiary thereof); (vi) fully collateralized repurchase agreements, having terms of less than 90 days, for government obligations of the type specified in (iv) above with a commercial bank or trust company meeting the requirements of (v) above; (vii) instruments equivalent to those referred to in clauses (iii) and (v) above denominated in other currencies and comparable in credit quality and tenor to those referred to above and customarily used for short and medium term investment purposes in jurisdictions outside the United States to the extent reasonably required in connection with any business conducted by any Foreign Subsidiary in such jurisdictions; (viii) investments constituting acquisitions of the assets or stock or other securities of any Person or of assets constituting a business unit; provided, however, that (a) no Default or Event of Default then exists or would result therefrom, (b) the total consideration in respect of any such acquisition or series of related acquisitions in any period of four fiscal quarters most recently ended for which financial statements have been provided pursuant to Section 5.01(a) or (b) (or Section 5.01(a) or (b) of the Existing Credit Agreement) does not exceed EBITDA of the Company and its Subsidiaries for such period, and (c) the aggregate consideration for any such acquisitions of assets, stock or other securities of Persons that are not U.S. Persons or are otherwise located outside of the United States shall not exceed $125,000,000 in the aggregate after the Restatement Effective Date; (ix) advances to management personnel, employees and agents in the ordinary course of business for travel and entertainment expenses in an aggregate outstanding amount not to exceed $250,000; (x) other investments existing on the date of this Agreement and disclosed on Schedule 6.09; (xi) short term intercompany investments between the Loan Parties, between the Loan Parties and their Subsidiaries and between Subsidiaries of the Loan Parties related to cash management arising in the ordinary course of business in an aggregate outstanding amount not to exceed $5,000,000 at any time; (xii) investments in the nature of non-cash consideration related to Transfers permitted under Section 6.08; (xiii) investments in the form of Hedging Agreements permitted under Section 6.10; (xiv) investments in the nature of accounts receivable, notes receivable, security deposits, prepayments and trade credit arising in the ordinary course of business; (xv) Guarantees of Indebtedness permitted under Section 6.04 so long as the guaranteeing Person would be permitted to incur such Indebtedness under Section 6.04; (xvi) investments received in connection with bankruptcy of customers and in good faith settlement of delinquent obligations of, and other disputes with, customers, so long as such underlying obligations arise in the ordinary course of business of the applicable Loan Party or Subsidiary; (xvii) investments in joint ventures if the aggregate outstanding consideration for all such joint ventures, together with the Fair Market Value of all assets and investments transferred to joint ventures pursuant to Section 6.08(l), does not exceed $20,000,000; and (xviii) other investments if the aggregate outstanding consideration for all such investments does not exceed $10,000,000 at the time any such investment is made.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any

Loan Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Plan of Reorganization” has the meaning assigned to such term in Section 9.04(e).
“Pledge Agreement” has the meaning given to such term in Section 4.01(a).
“Pounds Sterling” means lawful money of the United Kingdom from time to time.
“Pre-Approved Jurisdiction” has the meaning set forth in Section 1.06.
“Preferred Stock” means any class of capital stock of a corporation that is preferred over any other class of capital stock of such corporation as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such corporation.
“Prime Rate” means the rate of interest per annum announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal offices in New York City. The Prime Rate is a variable rate and each change in the Prime Rate is effective from and including the date such change is publicly announced as being effective. THE PRIME RATE IS A REFERENCE RATE AND MAY NOT BE THE LOWEST RATE OF JPMORGAN CHASE BANK, N.A.
“Priority Debt” means, as of any date, the sum (without duplication) of all outstanding secured Indebtedness of the Company or any Subsidiary of the Company, other than (a) secured Indebtedness of such Subsidiary owing solely to Company or any Wholly-Owned Subsidiary of the Company, and (b) Indebtedness of any Loan Party under the facility evidenced hereby and the Prudential Debt.
“Pro Forma Basis” means (a) for the determination of “EBITDA”, “Capital Expenditures” and “Consolidated Interest Expense” for any period of four consecutive fiscal quarters of the Company for which financial statements have been provided pursuant to Section 5.01(a) or (b) or Section 5.01(a) or (b) of the Existing Credit Agreement (i) for any period of four fiscal quarters in which any Subsidiary is acquired by a Loan Party or a Subsidiary from a Person that was not an Affiliate of a Loan Party or a Subsidiary thereof, or any disposition occurs of any Person that ceases to be a Subsidiary upon the consummation thereof, EBITDA, Capital Expenditures and Consolidated Interest Expense shall be calculated, to the extent practicable, such calculation shall be made on a pro forma basis (including pro forma adjustments arising out of events which are directly attributable to the acquisition or the disposition of assets, are factually supportable and are expected to have a continuing impact, in each case as determined on a basis consistent with Article 11 of Regulation S-X of the Securities Act of 1933, as amended, as interpreted by the SEC, and as certified by a senior financial officer of the Company) as if such acquisition or such disposition had occurred on the first day of such period, and (ii) all Indebtedness incurred, assumed or repaid (or to be incurred, assumed or repaid) in connection with all such transactions referred to in clause (i) (x) was incurred, assumed or repaid on the first day of such period, as the case may be, and (y) if incurred, was outstanding in full at all times during such period and had in effect at all times during such period (or any portion of such period during which such Indebtedness was not actually outstanding) an interest rate equal to the interest rate in effect on the date of the actual incurrence thereof (regardless of whether such interest rate is a floating rate or would otherwise change over time by reference to a formula or for any other reason), and (b) on any date other than the last day of a fiscal quarter, (i) Consolidated Indebtedness of the Company and the Subsidiaries and Excess Cash and the aggregate amount of unrestricted cash of the Company and the Guarantors shall each be calculated as of the date of such calculation after giving pro forma effect to any transactions occurring on such date and (ii) each other amount shall be calculated based on the period of four fiscal quarters most recently ended for which financial statements have been provided pursuant to Section 5.01(a) or (b) or Section 5.01 of the Existing Credit Agreement.
“Prudential” means PGIM, Inc.
“Prudential Company Guarantee” has the meaning given to such term in Section 4.01(e).

“Prudential Debt” means the Prudential Notes and any other indebtedness arising on or after the Restatement Effective Date under or pursuant to the Prudential Shelf Agreement. The Notes and the Loans are not subordinated to or otherwise subject to the Prudential Debt.
“Prudential Intercreditor Agreement” shall have the meaning given to such term in Section 4.01(e).
“Prudential Notes” shall mean any promissory notes issued to or to be issued subject to the Prudential Shelf Agreement.
“Prudential Pledge and Security Agreement” has the meaning given to such term in Section 4.01(e).
“Prudential Security Documents” means the Prudential Company Guarantee, the Prudential Subsidiary Guarantee, Prudential Pledge and Security Agreement and the Prudential Subordination Agreement.
“Prudential Shelf Agreement” has the meaning given to such term in Section 4.01(e).
“Prudential Subordination Agreement” has the meaning given to such term in Section 4.01(e).
“Prudential Subsidiary Guarantee” has the meaning give to such term in Section 4.01(e).
“Prudential Subordination Agreement” has the meaning given to such term in Section 4.01(e).
“Quotation Date” means (a) for Euros, two (2) TARGET Days before the relevant Interest Period, (b) for dollars, two (2) Business Days before the relevant Interest Period, (c) for Australian Dollars and Pounds Sterling, the first day of the relevant Interest Period, (d) for Canadian Dollars, the first day of the relevant Interest Period and (e) for any other Alternate Currency, the date determined by the Administrative Agent in its discretion accordance with customary practice.
“Recipient” means (a) the Administrative Agent, (b) any Lender, or (c) any Issuing Bank, as applicable.
“Register” has the meaning given to such term in Section 9.04.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, partners, members, trustees, employees, agents, managers, administrators, representatives and advisors of such Person and such Person’s Affiliates.
“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulations or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.
“Required Lenders” means, at any time, Lenders (other than Defaulting Lenders) having Revolving Credit Exposures and unused Revolving Credit Commitments representing more than fifty percent (50%) of the sum of the aggregate Revolving Credit Exposures and aggregate unused Revolving Credit Commitments hereunder at such time; provided that (i) at any time there are exactly two Lenders, “Required Lenders” shall mean all Lenders (other than Defaulting Lenders) and (ii) at any time there are exactly three Lenders, “Required Lenders” shall mean at least two Lenders (other than Defaulting Lenders) having Revolving Credit Exposures and unused Revolving Credit Commitments representing more than fifty percent (50%) of the sum of the aggregate Revolving Credit Exposures and aggregate unused Revolving Credit Commitments hereunder at such time.
“Requirement of Law” means, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Restatement Effective Date” means April 27, 2016.
“Restricted Payment” means: (i) any Distribution in respect of the Equity Interests of a Loan Party or any Subsidiary of a Loan Party, including any Distribution resulting in the acquisition by a Loan Party of securities which would constitute treasury stock, and (ii) any payment, repayment, redemption, retirement, repurchase or other acquisition, direct, or indirect, by a Loan Party or any Subsidiary thereof, on account of, or in respect of, the principal of any Subordinated Debt (or any installment thereof) prior to the regularly scheduled maturity date thereof (as in effect on the date such Subordinated Debt was originally incurred) other than in respect of Subordinated Debt of one Loan Party to another Loan Party provided that no Event of Default exists or would result from such prepayment and, in the case of any such repayment of Subordinated Debt by a Loan Party, such repayment is made to another Loan Party. For purposes of this Agreement, the amount of any Restricted Payment made in property shall be the greater of (x) the Fair Market Value of such property (as determined in good faith by the board of directors (or equivalent governing body) of the Person making such Restricted Payment) and (y) the net book value thereof on the books of such Person, in each case determined as of the date on which such Restricted Payment is made.
“Revolving Credit Commitment” means the Tranche A Revolving Credit Commitments or the Tranche B Revolving Credit Commitments (or both), as the context requires. The aggregate amount of the Revolving Credit Commitments as of the Restatement Effective Date is US$200,000,000.
“Revolving Credit Exposure” means Tranche A Revolving Credit Exposure or Tranche B Revolving Credit Exposure (or both), as the context requires.
“Revolving Credit Note” has the meaning given to such term in Section 4.01(d), as such meaning may be supplemented by Section 1.06.
“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions, as the list of such countries may change from time to time (at the time of execution of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State or by the United Nations Security Council, the Canadian government, the European Union or any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).
“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. or Canadian government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.
“SEC” means the United States Securities and Exchange Commission.
“S&P” means Standard & Poor’s Corporation.
“Screen Rate” means, (a) in relation to Loans denominated in dollars or an Alternate Currency (other than Canadian Dollars or Australian Dollars), the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other Person that takes over the administration of that rate) for the relevant currency and period displayed on pages LIBOR01 or LIBOR02 of the Reuters screen (or any replacement

Reuters page that displays that rate) or, if the Administrative Agent determines such Reuters page is unavailable, on the appropriate page of, or as may otherwise be available on, such other information service the Administrative Agent may select which publishes that rate from time to time, (b) in relation to Loans denominated in Canadian Dollars, the annual rate of interest determined with reference to the arithmetic average of the discount rate quotations of all institutions listed in respect of the relevant period for Canadian Dollar-denominated bankers’ acceptances displayed and identified as such on the “Reuters Screen CDOR Page” as defined in the International Swaps and Derivatives Association, Inc. definitions, as modified and amended from time to time and (c) in relation to Loans denominated in Australian Dollars, Bank Bill Swap Reference Bid Rate (“BBSY”) or a comparable or successor rate, which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).
“Secured Parties” means the Lenders, the Administrative Agent, the Collateral Agent, the Issuing Bank, any provider of Banking Services and any IR/FX Protection Merchant that is a Lender or an Affiliate of a Lender.
“Security Documents” means each of the agreements, instruments, and documents referred to in the last sentence of Section 4.01(a), the Prudential Intercreditor Agreement, any other intercreditor agreement contemplated hereby and any instruments or agreements executed and delivered pursuant to any of the foregoing, in each case as supplemented, amended or modified from time to time, and any document, instrument or agreement supplementing, amending or modifying, or waiving any provision of, any of the foregoing.
“Specified Canadian Pension Plan” means any Canadian Pension Plan which contains a “defined benefit provision,” as defined in subsection 147.1(1) of the ITA.
“Specified Time” means (a) in the case of Loans denominated in Canadian Dollars, at or around 10:00 a.m. Toronto, Canada time, (b) in the case of Loans denominated in Australian Dollars, at or around 10:00 a.m. Melbourne, Australia time and (c) in any other case, at or around 11:00 a.m. London time.
“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“Subordinated Debt” means any Indebtedness that is in any manner subordinated in right of payment or security in any respect to the Obligations.
“Subordination Agreement” has the meaning given to such term in Section 4.01(a).
“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise specified, “Subsidiary” will be deemed to refer to a Subsidiary of Lippert.

“Subsidiary Guarantee” has the meaning given to such term in Section 4.01(a).
“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act or any rules or regulations promulgated thereunder.
“TARGET Day” means any day on which (i) TARGET2 is open for settlement of payments in euro and (ii) banks are open for dealings in deposits in euro in the London interbank market.
“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.
“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings, value added taxes, or any other goods and services, use or sales taxes, assessments, fees, or other charges imposed by any Governmental Authority including any interest, additions to tax or penalties applicable thereto.
“Total Capitalization” means the sum of (i) Consolidated Indebtedness and (ii) Consolidated Tangible Net Worth, each as of the most recently ended fiscal quarter.
“Trade Date” has the meaning assigned to such term in Section 9.04(e).
“Tranche” means a category of Revolving Credit Commitments and extensions of credit thereunder. For purposes hereof, each of the following shall comprise a separate Tranche: (a) the Tranche A Revolving Credit Commitment, the Tranche A Loans and the Tranche A Letters of Credit (“Tranche A”) and (b) the Tranche B Revolving Credit Commitments, the Tranche B Loans and the Tranche B Letters of Credit (“Tranche B”).
“Tranche A LC Exposure” means, at any time, the sum of (a) the undrawn amount of each Tranche A Letter of Credit at such time plus (b) the aggregate amount of all LC Disbursements made in respect of Tranche A Letters of Credit that have not yet been reimbursed by or on behalf of the Borrowers at such time. The Tranche A LC Exposure of any Tranche A Lender at any time shall be its Applicable Percentage of the total Tranche A LC Exposure at such time.
“Tranche A Lender” means a Lender with a Tranche A Revolving Credit Commitment or Tranche A Revolving Credit Exposure.
“Tranche A Letter of Credit” means a Letter of Credit that is designated as a Tranche A Letter of Credit issued pursuant to this Agreement. As of the Restatement Effective Date, each Existing Letter of Credit shall constitute a Tranche A Letter of Credit as though issued pursuant to this Agreement on the Restatement Effective Date.
“Tranche A Loans” means the revolving loans made by the Tranche A Lenders under the Trance A Revolving Credit Commitments pursuant to Section 2.03 of this Agreement. Each Tranche A Loan shall be an Alternate Base Rate Loan or a Eurocurrency Loan.
“Tranche A Revolving Credit Commitment” means, with respect to each Lender, the commitment of such Lender to make Tranche A Loans hereunder as set forth in Section 2.01 (as the same may be increased pursuant to Section 2.06A), and to acquire participations in Tranche A Letters of Credit as set forth in Section 2.04, the same may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Tranche A Revolving Credit Commitment is set forth on Schedule 2.01 (as the same may be increased pursuant to Section 2.06A), or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Tranche A Revolving Credit Commitments, as applicable and ending on the day immediately preceding the Maturity Date (and thereafter further reducing to zero) in the aggregate (which amount shall include the undrawn amounts of the

Tranche A Letters of Credit). The aggregate amount of Tranche A Revolving Credit Commitments on the Restatement Effective Date is US$150,000,000.
“Tranche A Revolving Credit Exposure” means, with respect to any Tranche A Lender at any time, the sum of the outstanding principal amount of such Tranche A Lender’s Tranche A Loans and its Tranche A LC Exposure at such time.
“Tranche B LC Exposure” means, at any time, the sum of (a) the undrawn amount of each Tranche B Letter of Credit at such time, including the Dollar Equivalent of the undrawn amount of each Alternate Currency Letter of Credit at such time plus (b) the aggregate amount (including the Dollar Equivalent if relevant) of all LC Disbursements made in respect of Tranche B Letters of Credit that have not yet been reimbursed by or on behalf of the Borrowers at such time. The Tranche B LC Exposure of any Tranche B Lender at any time shall be its Applicable Percentage of the total Tranche B LC Exposure at such time.
“Tranche B Lender” means a Lender with a Tranche B Commitment or Tranche B Revolving Credit Exposure.
“Tranche B Letter of Credit” means a Letter of Credit that is designated as a Tranche B Letter of Credit, which shall include any Alternate Currency Letter of Credit, issued pursuant to this Agreement.
“Tranche B Loans” means the revolving loans made by the Tranche B Lenders under the Trance B Revolving Credit Commitments pursuant to Section 2.03 of this Agreement. Each Tranche B Loan denominated in dollars shall be an Alternate Base Rate Loan or a Eurocurrency Loan. Each Tranche B Loan denominated in an Alternative Currency shall be a Eurocurrency Loan, Alternate Base Rate Loan, CDOR Loan or Australian Loan, as applicable.
“Tranche B Revolving Credit Commitment” means, with respect to each Lender, the commitment of such Lender to make Tranche B Loans hereunder as set forth in Section 2.01 (as the same may be increased pursuant to Section 2.06A), and to acquire participations in Tranche B Letters of Credit as set forth in Section 2.04, the same may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Tranche B Revolving Credit Commitment is set forth on Schedule 2.01 (as the same may be increased pursuant to Section 2.06A), or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Tranche B Revolving Credit Commitments, as applicable and ending on the day immediately preceding the Maturity Date (and thereafter further reducing to zero) in the aggregate (which amount shall include the undrawn amounts of the Tranche B Letters of Credit). The aggregate amount of Tranche B Revolving Credit Commitments on the Restatement Effective Date is US$50,000,000.
“Tranche B Revolving Credit Exposure” means, with respect to any Tranche B Lender at any time, the aggregate amount of the sum the Dollar Equivalents of such Tranche B Lender’s outstanding Tranche B Loans and its Tranche B LC Exposure at such time.
“Transactions” means the execution, delivery and performance by each Loan Party on the Restatement Effective Date, of this Agreement and each other Loan Document to which such Loan Party is a party, the creation of the security interests contemplated by the Security Documents, the borrowing of Loans (in the case of the Borrowers), the use of the proceeds of Loans and the other transactions contemplated by the Loan Documents.
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, the CDOR Rate, the Australian Bank Bill Swap Rate or the Alternate Base Rate.
“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.15(f)(ii)(B)(3).
“Unliquidated Obligations” means, at any time, any Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Obligation that is: (i) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (ii) any other obligation (including any guarantee) that is contingent in nature at such time; or (iii) an obligation to provide collateral to secure any of the foregoing types of obligations.
“Wholly-Owned Subsidiary” means, at any time, any Subsidiary one hundred percent (100%) of all of the equity interests (except directors’ qualifying shares) and voting interests of which are owned by any one or more of the Company or Lippert and the Company’s or Lippert’s other Wholly-Owned Subsidiaries at such time.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
SECTION 1.02    Classification of Loans and Borrowings.
For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Tranche A Loan”) or by Type (e.g., a “Eurocurrency Loan”, a “CDOR Loan” or an “Alternate Base Rate Loan”) or by Class and Type (e.g., a “Tranche A Alternate Base Rate Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Tranche A Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”, a “CDOR Borrowing” or an “Alternate Base Rate Borrowing”) or by Class and Type (e.g., a “Tranche A Alternate Base Rate Borrowing”).
SECTION 1.03    Terms Generally.
(a)    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
(b)    For purposes of any assets, liabilities or entities located in the Province of Québec and for all other purposes pursuant to which the interpretation or construction of this Agreement may be subject to the laws of the Province of Québec or a court or tribunal exercising jurisdiction in the Province of Québec, (i) “personal property” shall include “movable property”, (ii) “real property” or “real estate” shall include “immovable property”, (iii) “tangible property” shall include “corporeal property”, (iv) “intangible property” shall include “incorporeal property”, (v) “security interest”, “mortgage” and “lien” shall include a “hypothec”, “right of retention”, “prior claim” and a resolutory clause, (vi) all references to filing, perfection, priority, remedies, registering or recording under the Uniform Commercial Code or a Personal Property Security Act shall include publication under the Civil Code of Québec, (vii) all references to “perfection” of or “perfected” liens or security interest shall include a reference to an “opposable” or “set up” lien or security interest as against third parties, (viii) any “right of offset”, "right of setoff" or similar expression shall include a “right of compensation”, (ix) “goods” shall include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (x) an “agent” shall include a “mandatary”, (xi) “construction liens” shall include “legal hypothecs”; (xii) “joint and several” shall include “solidary”; (xiii) “gross negligence or willful misconduct” shall be deemed to be “intentional or gross fault”; (xiv) “beneficial ownership” shall include “ownership on behalf of another as mandatary”; (xv) “easement” shall include “servitude”; (xvi) “priority” shall include “prior claim”; (xvii) “survey” shall include “certificate of location and plan”; (xviii) “state” shall include “province”; (xix) “fee simple title” shall include “absolute ownership”; (xx) “accounts” shall include “claims”. The parties hereto confirm that it is their wish that this Agreement and any other document executed in connection with the transactions contemplated herein be drawn up in the English language only and that all other documents contemplated thereunder or relating thereto, including notices, may also be drawn up in the English language only. Les parties aux présentes confirment que c'est leur volonté que cette convention et les autres documents de crédit soient rédigés en langue anglaise seulement et que tous les documents, y compris tous avis, envisagés par cette convention et les autres documents peuvent être rédigés en langue anglaise seulement.
SECTION 1.04    Accounting Terms; GAAP.
Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if Lippert notifies the Administrative Agent that Lippert requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies Lippert that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.
SECTION 1.05    Exchange Rates.
(a)    Not later than 12:00 noon, New York City time, on each Calculation Date, the Administrative Agent shall determine the Exchange Rate as of such Calculation Date with respect to each Alternate Currency. The Exchange Rates so determined shall become effective on the relevant Calculation Date, shall remain effective until the next succeeding Calculation Date, and shall for all purposes of this Agreement (other than Section 9.15 or any other provision expressly requiring the use of a current Exchange Rate) be the Exchange Rates employed in converting any amounts between dollars and any Alternate Currency.
(b)    Not later than 5:00 p.m., New York City time, on each Calculation Date, or on the date of each Borrowing hereunder or the issuance or increase of any Letter of Credit hereunder, the Administrative Agent shall determine the Alternate Currency Exposure. The Administrative Agent shall determine the aggregate amount of the Dollar Equivalent of all other amounts denominated in an Alternate Currency at the applicable time provided for its making such determination pursuant to this Agreement. Notwithstanding the foregoing, for purposes of any determination of the CAM Percentages, all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than dollars shall be translated into dollars at currency exchange rates in effect on the date of such determination.
SECTION 1.06    Certain Additional Borrowers

So long as no Default has occurred and is continuing, upon notice from Lippert to the Administrative Agent, which shall promptly notify the Lenders, a CFC that is a direct or indirect Foreign Subsidiary of the Company may, if it is organized under the laws of Canada or any province or territory thereof, Australia, the United Kingdom, the Netherlands, Germany or Luxembourg (collectively, the “Pre-Approved Jurisdictions”), or is otherwise acceptable to the Administrative Agent and each Tranche B Lender in their respective discretion, become a Borrower (also referred to in this Agreement as a “Foreign Borrower”) hereunder of Alternate Currency Loans upon at least 30 days’ notice to the Administrative Agent of the identity of such CFC and of Lippert’s intention for such CFC to become a Foreign Borrower. Any Foreign Borrower may request the making or issuance hereunder of Alternate Currency Loans and Alternate Currency Letters of Credit, subject to all of the terms and conditions hereof in respect of such borrowings or issuances; provided, however, that as additional conditions precedent to any such designation of a Foreign Borrower and any such borrowings and issuances: (i) the Foreign Borrower shall have delivered to the Administrative Agent (A) a Revolving Credit Note for each Lender that shall have requested a Revolving Credit Note, (B) a joinder agreement in substantially the form of Exhibit C pursuant to which the Foreign Borrower shall have agreed to become a party hereto as a Borrower, (C) a certificate of an authorized officer of the Foreign Borrower, dated the date on which such CFC intends to become a Foreign Borrower, which shall (x) certify the resolutions of its board of directors, members or other body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (y) identify by name and title and bear the signatures of the officers of the Foreign Borrower authorized to sign the Loan Documents to which it is a party, and (z) contain appropriate attachments, including the charter, articles or certificate of organization or incorporation of the Foreign Borrower certified by the relevant authority of the jurisdiction of organization of the Foreign Borrower and a true and correct copy of its bylaws or operating, management or partnership agreement, or other organizational or governing documents, (D) to the extent applicable in the Foreign Borrower’s jurisdiction of organization, a certificate as to the good standing of the Foreign Borrower as of a recent date from the appropriate Governmental Authority and (E) a favorable written opinion (addressed to the Administrative Agent, the Collateral Agent and the Lenders) of counsel for the Foreign Borrower in its jurisdiction of organization (which counsel shall be reasonably acceptable to the Administrative Agent), covering such matters relating to the Foreign Borrower, this Agreement, the other Loan Documents or the Transactions as the Administrative Agent or the Required Lenders shall reasonably request; (ii) to the extent such Foreign Borrower’s shares are owned by a Loan Party (other than another Foreign Borrower) the Subsidiary owning the shares of the Foreign Borrower shall have executed such documentation as the Collateral Agent may require to grant to the Collateral Agent a first lien and security interest in sixty-five percent (65.00%) of the issued and outstanding shares of the Foreign Borrower (and no other party shall at any time have any option or other right to acquire any shares of the Foreign Borrower from the Foreign Borrower or any other Person); (iii) each other Loan Party (including Lippert and the Company) shall have executed such documentation as the Administrative Agent may require to confirm that its guarantees, pledges and subordinations shall apply in all respects to the Obligations of the Foreign Borrower; and (iv) the Lenders and the Administrative Agent shall have received all documentation and other information about the Foreign Borrower required under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, that has been reasonably requested by the Administrative Agent or any Lender at least three Business Days prior to the date on which such CFC is scheduled to become a Foreign Borrower and which documentation and other information shall be satisfactory to the Administrative Agent or such Lender, as the case may be; provided, that in the event that any Lender is unable to complete its “know your customer” review within the 30-day notice period referenced above, or for operational or other reasons shall require an extension of such 30-day notice period, such period shall be extended for an additional period of 30 days upon notification by such Lender to the Administrative Agent. Each Foreign Borrower shall be a “Loan Party” for all purposes of this Agreement and a “Borrower” hereunder. Lippert shall be liable for all Obligations of the Foreign Borrowers. The Obligations of all Foreign Borrowers shall be several in nature (and not joint) and no Foreign Borrower shall be liable for the Loans made to any other Borrower.
Notwithstanding the foregoing, any such CFC shall not become a Foreign Borrower, and Lippert’s designation of such CFC shall be rendered null and void, if the Administrative Agent shall have received from any Tranche B Lender, on or prior to the date such designation is scheduled to be effective (as such date may be extended as set forth above), written notice (a “Notice of Rejection”) to the effect that (x) it shall be unlawful under U.S. Federal or applicable state or foreign law or regulation for such Lender to make Loans or otherwise extend credit to or do business with such CFC as provided herein, (y) such Lender does not have operational capabilities allowing it to, or it would otherwise be impracticable for such Lender to, make Loans or other extensions of credit to a Person organized under the laws of such CFC’s jurisdiction of organization or (z) except in the case of a CFC organized under the laws of a Pre-Approved Jurisdiction, such jurisdiction is otherwise not acceptable in such Lender’s discretion, unless within 10 Business Days of such Notice of Rejection the Lender delivering such notice shall have been replaced in accordance with Section 2.17(b) or shall have revoked such Notice of Rejection.
This Agreement and the other Loan Documents may be amended in connection with the addition of a Foreign Borrower if any such amendment is agreed by the Borrowers and the Administrative Agent (which is hereby irrevocably authorized by the Lenders and the Issuing Bank to enter into any such amendment, at the option and discretion of the Administrative Agent) and such amendment addresses any necessary or desirable technical changes to this Agreement or any necessary or desirable legal changes to this Agreement resulting from the jurisdiction of, or laws applicable to, the Foreign Borrower, in each case that are not adverse in any material respect to any of the Lenders. This Section shall supersede any provisions in Section 9.02 to the contrary.
ARTICLE II.

THE REVOLVING CREDITS
SECTION 2.01    Revolving Credit Commitments.
(a)    Tranche A Revolving Credit Commitments. Subject to the terms and conditions set forth herein, each Tranche A Lender agrees to make Tranche A Loans denominated in dollars to Lippert from time to time during the Availability Period in an aggregate principal amount that will not result in (a) the Tranche A Lender’s Tranche A Revolving Credit Exposure exceeding such Tranche A Lender’s Tranche A Revolving Credit Commitment or (b) the sum of the total Tranche A Revolving Credit Exposures exceeding the aggregate Tranche A Revolving Credit Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, Lippert may borrow, prepay and reborrow Tranche A Loans. For the avoidance of doubt, no Tranche A Loan shall be made to a Foreign Borrower.
(b)    Tranche B Revolving Credit Commitments. Subject to the terms and conditions set forth herein, each Tranche B Lender agrees to make Tranche B Loans denominated in dollars or any Alternate Currency to the Borrowers from time to time during the Availability Period in an aggregate principal amount that will not result in (a) the Dollar Equivalent of such Tranche B Lender’s Tranche B Revolving Credit Exposure exceeding the Dollar Equivalent of such Tranche B Lender’s Tranche B Revolving Credit Commitment or (b) the sum of the Dollar Equivalents of the total Tranche B Revolving Credit Exposures exceeding the Dollar Equivalent of the aggregate Tranche B Revolving Credit Commitments; provided that notwithstanding anything to the contrary herein, no Borrower other than a Canadian Borrower may request or receive Alternate Currency Loans denominated in Canadian Dollars hereunder. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Tranche B Loans.
(c)    Limitation on Alternate Currency Loans and Alternate Currency Letters of Credit. Notwithstanding anything in this Agreement to the contrary, (i) the aggregate Dollar Equivalent (determined as of the date of the relevant Borrowing or relevant issuance or increase of an Alternate Currency Letter of Credit) of outstanding Alternate Currency Loans and Alternate Currency Letters of Credit shall at no time exceed $50,000,000 and (ii) the aggregate Dollar Equivalent (determined as of the date of the relevant Borrowing or relevant issuance or increase of a Letter of Credit) of outstanding Loans made to, and Letters of Credit issued for the benefit of, Foreign Borrowers shall at no time exceed $50,000,000.
SECTION 2.02    Loans and Borrowings.
(a)    Each Tranche A Loan shall be made as part of a Tranche A Borrowing consisting of Tranche A Loans of the same Type made by the Tranche A Lenders ratably in accordance with their respective Tranche A Revolving Credit Commitments. Each Tranche B Loan shall be made as part of a

Tranche B Borrowing consisting of Tranche B Loans of the same Type and currency made by the Tranche B Lenders ratably in accordance with their respective Tranche B Revolving Credit Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Revolving Credit Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required. Each Loan to be made to a Foreign Borrower shall be a Eurocurrency Loan, and each Loan denominated in any Alternate Currency shall be a Eurocurrency Loan.
(b)    Subject to Sections 2.01 and 2.12, each Borrowing shall be comprised entirely of Alternate Base Rate Loans, CDOR Loans, Australian Loans or Eurocurrency Loans in a single currency as the Borrowers thereof may request in accordance herewith. Each Lender at its option may make any Eurocurrency Loan, Alternate Currency Loan or any other Loan to a Foreign Borrower by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement.
(c)    At the commencement of each Interest Period for any Eurocurrency Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 (or the Dollar Equivalent thereof) and not less than $500,000 (or the Dollar Equivalent thereof). At the time that each CDOR Borrowing, Australian Bank Bill Swap Rate Borrowing or Alternate Base Rate Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $25,000 and not less than $100,000; provided that a CDOR Borrowing, Australian Bank Bill Swap Rate Borrowing or an Alternate Base Rate Borrowing of either Class may be in an aggregate amount that is equal to the entire unused balance of the total Revolving Credit Commitments of such Class or that is required to finance the reimbursement of an LC Disbursement of such Class as contemplated by Section 2.04(e). Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of fifteen (15) Eurocurrency Borrowings and Alternate Currency Borrowings outstanding in the aggregate.
(d)    Notwithstanding any other provision of this Agreement, the Borrowers shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.
SECTION 2.03    Requests for Borrowings.
To request a Borrowing, the applicable Borrower shall notify the Administrative Agent of such request in writing (delivered by hand or fax) or, in the case of a Borrowing denominated in dollars, by telephone or through Electronic System, if arrangements for doing so have been approved by the Administrative Agent, and promptly confirmed in writing (a) in the case of a Eurocurrency Borrowing denominated in U.S. Dollars, not later than 11:00 a.m., Local Time, three Business Days before the date of the proposed Borrowing, (b) in the case of an Alternate Currency Borrowing, not later than 11:00 a.m., London time, four Business Days before the date of the proposed Borrowing, or (c) in the case of an Alternate Base Rate Borrowing, not later than 11:00 a.m. Local Time, on the date of the proposed Borrowing; provided that any such notice of an Alternate Base Rate Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.04(e) may be given not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery, facsimile or a communication through Electronic System to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the applicable Borrower thereunder. Each such telephonic or written Borrowing Request shall specify the following information in compliance with Section 2.02:
(i)    the aggregate amount of the requested Borrowing and the identity of the Borrower;
(ii)    the Class of such Borrowing;

(iii)    the date of such Borrowing, which shall be a Business Day;
(iv)    whether such Borrowing is to be an Alternate Base Rate Borrowing, a CDOR Borrowing, an Australian Bank Bill Swap Rate Borrowing or a Eurocurrency Borrowing and the applicable currency;
(v)    in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated for such a Borrowing by the definition of the term “Interest Period”; and
(vi)    the name of the applicable Borrower and the location and number of the applicable Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.
If no election as to the Type of Borrowing is specified (and the currency is not specified or is specified as dollars), then except in the case of a Borrowing by a Foreign Borrower (which shall be a Eurocurrency Borrowing) the requested Borrowing shall be an Alternate Base Rate Borrowing. If no election as to currency is specified, then the requested Borrowing shall be denominated in dollars. If no election as to the Class of Borrowing is specified (x) and the currency is specified as a currency other than dollars, then the requested Borrowing shall be made as a Tranche B Borrowing, and (y) and the currency is specified as dollars, then the requested Borrowing shall be made as a Tranche A Borrowing to the extent that there are available Tranche A Revolving Credit Commitments and, to the extent there are not such available commitments, shall be made as a Tranche B Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
SECTION 2.04    Letters of Credit.
(a)    General. Upon the Restatement Effective Date, each Existing Letter of Credit will automatically, without any action on the part of any Person, be deemed to be a Tranche A Letter of Credit issued hereunder for the account of the applicable Borrower that is the account party for such Existing Letter of Credit for all purposes of this Agreement and the other Loan Documents. In addition, subject to the terms and conditions set forth herein, the Borrowers may request the issuance of Letters of Credit for its own account (or for the account of another Loan Party (other than a foreign Loan Party unless the foreign Loan Party is also a Foreign Borrower) in which case Lippert shall be liable in respect of such Letters of Credit as if it was the account party thereof), in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the applicable Borrower to, or entered into by the applicable Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. Notwithstanding anything in this Agreement to the contrary, (i) the aggregate Tranche A LC Exposure shall at no time exceed $30,000,000 and (ii) the aggregate Tranche B LC Exposure shall at no time exceed $20,000,000. Notwithstanding anything herein to the contrary, the Issuing Bank shall have no obligation hereunder to issue, and shall not issue, any Letter of Credit (i) the proceeds of which would be made available to any Person (A) to fund any activity or business of or with any Sanctioned Person, or in any country or territory that, at the time of such funding, is the subject of any Sanctions or (B) in any manner that would result in a violation of any Sanctions by any party to this Agreement, (ii) if any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any applicable law relating to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Restatement Effective Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Restatement Effective Date and which the Issuing Bank in good faith deems material to it, or (iii) if the issuance of such Letter of Credit would violate one or more policies of the Issuing Bank applicable to letters of credit generally; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in the implementation thereof, and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed not to be in effect on the Restatement Effective Date for purposes of clause (ii) above, regardless of the date enacted, adopted, issued or implemented.
(b)    Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the applicable Borrower shall hand deliver or facsimile (or transmit through Electronic System, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension, but in any event no less than three Business Days) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit (and, if applicable, whether such Letter of Credit shall be an Alternate Currency Letter of Credit), the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. In the case of any such notice requesting the issuance of a Letter of Credit, such notice also shall specify whether such Letter of Credit is to be a Tranche A Letter of Credit or a Tranche B Letter of Credit. In the event that no such specification is made (x) and the currency is specified as a currency other than dollars, then the requested Letter of Credit shall be issued as a Tranche B Letter of Credit, and (y) and the currency is specified as dollars, then the requested Letter of Credit shall be issued as a Tranche A Letter of Credit if there are available Tranche A Revolving Credit Commitments and, if there are not such available commitments, shall be issued as a Tranche B Letter of Credit. If requested by the Issuing Bank, the applicable Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the applicable Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension the sum of the total Revolving Credit Exposures of the applicable Class shall not exceed the total Revolving Credit Commitments of such Class.
(c)    Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date; provided that any Letter of Credit may have an expiration date that is later than the date five Business Days prior to the Maturity Date so long as by not later than the date five Business Days prior to the Maturity Date, a Borrower provides cash collateral in an amount equal to 105% of the stated amount of such Letter of Credit.   Notwithstanding the foregoing, if the applicable Borrower so requests in any notice requesting the issuance of a Letter of Credit, the Issuing Bank shall issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the Issuing Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the Issuing Bank, the applicable Borrower shall not be required to make a specific request to the Issuing Bank for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the

Issuing Bank to permit the extension of such Letter of Credit at any time to an expiry date not later than the date referred to in clause (ii) of the first sentence of this clause (c); provided that the Issuing Bank shall not permit any such extension if (A) the Issuing Bank has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or Lippert that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the Issuing Bank not to permit such extension.
(d)    Participations. (i) By the issuance of a Letter of Credit of either Class (or an amendment to a Letter of Credit of either Class increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender of such Class, and each Lender hereby acquires from the Issuing Bank, a participation in each Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender of a Class hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement of such Class made by the Issuing Bank and not reimbursed by the Borrowers on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrowers for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of a Letter of Credit of the applicable Class is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension (if permitted hereunder) of a Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Credit Commitments of either Class, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
(ii)    Each of the Lenders of the applicable Class agrees that its participation hereunder in each Letter of Credit of such Class (including the Existing Letters of Credit and each Loan outstanding as of the Restatement Effective Date) shall be in accordance with its pro rata share of the aggregate Revolving Credit Commitments of such Class set forth on Schedule 2.01 for the Lenders of such Class and each of the Lenders of such Class which shall, as of the Restatement Effective Date, have a share in any such Letter of Credit or Loan of such Class (before giving effect to this Section 2.04(d)(2)) which is in excess of its pro rata share of the aggregate Revolving Credit Commitment of such Class as set forth in Schedule 2.01 shall be deemed, as of such date, to make an assignment (without recourse or warranty) to the other Lender or Lenders of such Class, the pro rata share of which in such outstanding Loans and Letters of Credit of such Class, shall (before giving effect to this Section 2.04(d)) be less than its or their pro rata share of the aggregate Revolving Credit Commitments of such Class as set forth in Schedule 2.01 (which Lender or Lenders of such Class shall be deemed to have purchased the same and which shall make any appropriate payments to the selling Lender or Lenders of such Class on the Restatement Effective Date) of its excess participation share in any of such outstanding Letters of Credit and Loans of such Class, so that each of the Lenders of such Class shall after such deemed assignments and purchases participate in its pro rata share of each such Loan and Letter of Credit of such Class in accordance with its pro rata share of the aggregate Revolving Credit Commitments of such Class as set forth in such Schedule 2.01.
(e)    Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the applicable Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement (or the Dollar Equivalent thereof, if relevant) in the relevant currency not later than 12:00 noon, Local Time, on the date that such LC Disbursement is made, if the Borrowers shall have received notice of such LC Disbursement prior to 10:00 a.m., Local Time, on such date, or, if such notice has not been received by the Borrowers prior to such time on such date, then not later than 12:00 noon, Local Time, on (i) the Business Day that the applicable

Borrower receives such notice, if such notice is received prior to 10:00 a.m., Local Time, on the day of receipt, or (ii) the Business Day immediately following the day that the applicable Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that, if such LC Disbursement is denominated in dollars or Canadian Dollars and is in an amount not less than $100,000 (or its Dollar Equivalent, in the case of Canadian Dollar LC Disbursements), the applicable Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 and Section 2.01 that such payment be financed with an Alternate Base Rate Borrowing in an equivalent amount and, to the extent so financed, the applicable Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Alternate Base Rate Borrowing. If the applicable Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable Class of the applicable LC Disbursement (or its Dollar Equivalent, in the case of a Letter of Credit denominated in an Alternate Currency), the payment then due from the applicable Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender of the applicable Class shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the applicable Borrower, in the same manner as provided in Section 2.05 with respect to Loans made by such Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Lenders of the applicable Class), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders of the applicable Class. Promptly following receipt by the Administrative Agent of any payment from the Borrowers pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders of the applicable Class have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of Alternate Base Rate Loans as contemplated above) shall not constitute a Loan and shall not relieve the applicable Borrower of its obligation to reimburse such LC Disbursement.
(f)    Obligations Absolute. The obligations of the Borrowers to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of the relevant Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under the relevant Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under such Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, any Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of a Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to a Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrowers to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by any Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under the relevant Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
(g)    Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the applicable Borrower by telephone or other generally accepted electronic means (confirmed by facsimile) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the applicable Borrower of any of its obligations hereunder or otherwise to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.
(h)    Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the applicable Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the applicable Borrower reimburses such LC Disbursement, at the rate per annum then applicable to Alternate Base Rate Loans; provided that, if the applicable Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.11(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.
(i)    Replacement of the Issuing Bank. (i) The Issuing Bank may be replaced at any time by written agreement among the Borrowers, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the applicable Borrower shall pay in dollars all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.11(b). From and after the effective date of any such replacement, (A) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (B) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.
(ii)    Subject to the appointment and acceptance of a successor Issuing Bank, the Issuing Bank may resign as an Issuing Bank at any time upon thirty days’ prior written notice to the Administrative Agent, the Borrowers and the Lenders, in which case, such Issuing Bank shall be replaced in accordance with Section 2.04(i) above.
(j)    Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that Lippert receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposures representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, Lippert shall deposit in an account with the Collateral Agent, in the name of the Collateral Agent and for the benefit of the Lenders, an amount in cash equal to one hundred five percent (105%) of the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default described in clause (g) or (h) of Article VII. Lippert shall also deposit cash collateral in accordance with this paragraph as and to the extent required by Section 2.09(b) or Section 2.19. Each such deposit shall be held by the Collateral Agent as collateral for the payment and performance of the Obligations. The Collateral Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account and Lippert hereby grants the Collateral Agent a security interest in such account and all monies or other assets on deposit therein or credited thereto. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Collateral Agent and at Lippert’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other Obligations. If Lippert is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to Lippert within three Business Days after all Events of Default have been cured or waived as confirmed in writing by the Administrative Agent.
(k)    LC Exposure Determination. For all purposes of this Agreement, the amount of a Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at the time of determination.
SECTION 2.05    Funding of Borrowings.
(a)    Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof solely by wire transfer of immediately available funds by 12:00 noon, Local Time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the applicable Borrower thereof by promptly crediting the funds so received in the aforesaid account of the Administrative Agent to an account of the applicable Borrower thereof maintained with the Administrative Agent in New York City and designated by the applicable Borrower in the applicable Borrowing Request; provided that Alternate Base Rate Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.04(f) shall be remitted by the Administrative Agent to the Issuing Bank.
(b)    Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower thereof a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Borrower and the applicable Lender (severally) agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower thereof to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the applicable Borrower, the interest rate applicable to Alternate Base Rate Loans or, in the case of amounts denominated in any currency other than dollars or amounts payable by Foreign Borrowers, the Adjusted LIBO Rate. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.
(c)    If, in any applicable jurisdiction, the Administrative Agent or any Lender determines that any Requirement of Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Administrative Agent or any Lender to (i) fund or maintain its participation in Loans or Letters of Credit denominated in any Alternate Currency or (ii) issue, make, maintain, fund or charge interest with respect to any credit extension to any Foreign Borrower, and such Person shall promptly notify the Administrative Agent, then, upon the Administrative Agent notifying the Borrowers, and until such notice by such Person is revoked, (x) in the case of clause (i), new Loans and Letters of Credit denominated in such currency shall not be permitted and, in the event that such Requirement of Law has made it unlawful for such Person to maintain any existing Loans or Letters of Credit denominated in such currency, any such Loans shall promptly be repaid in full and any such Letter of Credit shall promptly be cash collateralized in an amount equal to 105% of the Dollar Equivalent thereof, and (y) in the case of clause (ii), new Loans to such Foreign Borrower shall not be permitted and, in the event that such Requirement of Law has made it unlawful for such Person to maintain any existing Loans made to such Borrower, such Loans shall promptly be repaid in full.
SECTION 2.06    Interest Elections.
(a)    Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, a CDOR Borrowing or an Australian Bank Bill Swap Rate Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower thereof may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, a CDOR Borrowing or an Australian Bank Bill Swap Rate Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower thereof may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. Notwithstanding anything in this Agreement to the contrary, the Borrowers may not request that an Alternate Currency Borrowing or Loan be converted into a different Type of Borrowing or Loan or from one Tranche to the other Tranche.
(b)    To make an election pursuant to this Section, the applicable Borrower shall notify the Administrative Agent of such election by telephone or through Electronic System, if arrangements for doing so have been approved by the Administrative Agent, by the time that a Borrowing Request would be required under Section 2.03 if the applicable Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic or other such electronic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, Electronic System or fax to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the applicable Borrower.
(c)    Each telephonic or other such electronic and written Interest Election Request (including requests submitted through Electronic System) shall specify the following information in compliance with Section 2.02:
(i)    the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)    whether the relevant Borrowing is to be an Alternate Base Rate Borrowing, a CDOR Borrowing, an Australian Bank Bill Swap Rate Borrowing or a Eurocurrency Borrowing and the relevant currency; and
(iv)    if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated for such a Borrowing by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Borrower thereof shall be deemed to have selected an Interest Period of one month’s duration.
(d)    Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
(e)    If the applicable Borrower fails to deliver a timely Interest Election Request in accordance herewith with respect to a Eurocurrency Borrowing denominated in dollars prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein and except in the case of a Borrowing by a Foreign Borrower, at the end of such Interest Period for such Borrowing shall be converted to an Alternate Base Rate Borrowing; provided that if the applicable Borrower fails to deliver a timely Interest Rate Election Request in accordance herewith with respect to a Eurocurrency Borrowing denominated in an Alternate Currency (other than Canadian Dollars) or a Foreign Borrower fails to delivery any timely Interest Rate Election Request in accordance herewith, in each case prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period, the Interest Period for such Borrowing shall automatically have a duration of one month. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing, then, (i) no outstanding Borrowing denominated in dollars may be converted to or continued as a Eurocurrency Borrowing, (ii) unless repaid, each Eurocurrency Borrowing denominated in dollars shall be converted to an Alternate Base Rate Borrowing at the end of the Interest Period applicable thereto, (iii) no Loans denominated in Australian Dollars may be continued, other than for an Interest Period of one month, and (iv) no Loans denominated in any currency other than dollars or Australian Dollars may be continued, other than for an Interest Period of one month.
SECTION 2.06A    Increase in Revolving Credit Commitments.
At any time during the Availability Period and so long as no Event of Default has occurred and is continuing, Lippert shall have the right, exercisable from time to time, to request an increase in the aggregate amount of the Revolving Credit Commitments by an amount not to be less than $5,000,000 (or, if less, the aggregate increase remaining available under this Section 2.06A) (and which requested increase, when aggregated with any other increases in the Revolving Credit Commitments theretofore granted under this Section, shall not exceed $125,000,000) by providing written notice to the Administrative Agent at least 45 days prior to the proposed effective date of such increase and specifying the Class to be so increased, which notice shall be irrevocable once given. The Administrative Agent shall promptly notify each Lender of the applicable Class of any such request and each Lender of such Class shall have a right, exercisable within 5 Business Days after receipt of such notice, by notice to the Administrative Agent to subscribe to such increase of such Class in an amount up to its Applicable Percentage thereof. If the Lenders of the applicable Class shall not so subscribe within such period for the full amount of the requested increase of the applicable Class, the Administrative Agent shall notify the Lenders of such Class and the Lenders of such Class shall have an additional 5 Business Day period to elect to subscribe for an additional portion of the requested increase up to their Applicable Percentage of such shortfall upon notice to the Administrative Agent. No Lender of the applicable Class shall be obligated to increase its Revolving Credit Commitment of such Class. If the existing Lenders of the applicable Class do not subscribe for the full amount of a requested increase of the applicable Class, Lippert may introduce a new Lender for such Class reasonably acceptable to the Administrative Agent and the Issuing Bank. If a new Lender for the applicable Class becomes a party to this Agreement, or if any existing Lender of either Class agrees to increase its Revolving Credit Commitment for such Class, such Lender shall on the date it becomes a Lender hereunder (or in the case of an existing Lender, increases its Revolving Credit Commitment of such Class) (and as a condition thereto) purchase from the other Lenders of such Class its Applicable Percentage (after giving effect to the increase of the Revolving Credit Commitments of such Class) of any outstanding Loans of such Class by making available to the Administrative Agent for the account of such other Lenders of such Class, in same day funds, an amount equal to the outstanding principal amount of such Loans of such Class to be purchased by such Lender in an amount such that after giving effect thereto, the Lenders of such Class shall hold outstanding Loans of such Class on a pro rata basis in accordance with their Revolving Credit Commitments of such Class. The applicable Borrower shall pay to the Lenders of the applicable Class amounts payable, if any, to such Lenders of such Class under Section 2.14 as a result of the prepayment of any such Loans of such Class. An increase of the aggregate amount of the Revolving Credit Commitments may not be effected under this Section if (x) a Default or Event of Default shall be in existence on the effective date of such increase or (y) any representation or warranty made or deemed made by any Borrower or any other Loan Party or other Subsidiary in any Loan Document to which such Loan Party or other Subsidiary is a party is not (or would not be) true or correct in all material respects on the effective date of such increase except to the extent that such representations and warranties are made as of a specific earlier date, in which case such representations and warranties shall have been true and accurate on and as of such earlier date; provided that any such representations and warranties that are qualified by materiality or as to Material Adverse Effect shall be true and correct in all respects on and as of such date. In connection with an increase in the aggregate amount of the Revolving Credit Commitment pursuant to this Section (a) any Lender becoming a party hereto shall execute a joinder agreement in form and substance reasonably acceptable to the Administrative Agent and (b) the Borrowers shall make appropriate arrangements so that any new Lender which has so requested shall have received a Revolving Credit Note.
For the avoidance of doubt, an increase in the Revolving Credit Commitments shall not require the approval of any Lender pursuant to Section 9.02, other than any Lender providing any portion of such increase.
SECTION 2.07    Termination and Reduction of Revolving Credit Commitments.
(a)    Unless previously terminated, the Revolving Credit Commitments of each Class shall terminate on the Maturity Date.
(b)    Lippert may at any time terminate, or from time to time reduce, the Revolving Credit Commitments of either Class; provided that (i) each reduction of the Revolving Credit Commitments of either Class shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000, and (ii) Lippert shall not terminate or reduce the Revolving Credit Commitments of either Class if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.09, the sum of the Revolving Credit Exposures of such Class would exceed the aggregate Revolving Credit Commitments of such Class.
(c)    Lippert shall notify the Administrative Agent of any election to terminate or reduce the Revolving Credit Commitments of either Class under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by Lippert pursuant to this Section shall be irrevocable. Any termination or reduction of the Revolving Credit Commitments of either Class shall be permanent. Each reduction of the Revolving Credit Commitments of either Class shall be made ratably among the Lenders of such Class in accordance with their respective Revolving Credit Commitments of such Class.
(d)    Concurrently with any reduction of the Revolving Credit Commitments of either Class, the Borrowers shall repay such amount of their respective outstanding Loans of the applicable Class (together with accrued interest on the principal amount to be repaid), if any, as may be necessary so that after the payment thereof the aggregate unpaid principal amount of the Loans of such Class and the LC Exposures of such Class does not exceed the amount of the Revolving Credit Commitments of such Class as so reduced. Any prepayments of Eurocurrency Loans required to comply with this Section 2.07(d) shall be subject to Section 2.14. Without limiting the foregoing, Section 2.09(d) shall apply with equal force to payments under this Section 2.07(d).
SECTION 2.08    Repayment of Loans; Evidence of Debt.
(a)    (i)    Each Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan made to such Borrower, together with any accrued but unpaid interest thereon, on the Maturity Date. Each Borrower’s promise to repay Loans hereunder shall be several and not joint, and no Foreign Borrower shall be liable for the Loans made to any other Borrower.
(ii)    The Borrowers hereby irrevocably authorize (x) the Administrative Agent to make a Borrowing for the purpose of paying each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents and agree that all such amounts charged shall constitute Loans, and that all such Borrowings shall be deemed to have been requested pursuant to Section 2.03 and (y) the Administrative Agent to charge any deposit account of any Borrower maintained with the Administrative Agent for each payment of principal, interest and fees as it becomes due hereunder from such Borrower or any other amount due under the Loan Documents.
(b)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(c)    The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Borrower thereof, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
(d)    The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein absent manifest error; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.
(e)    Any Lender may request that Loans of any Class made by it be evidenced by a promissory note. In such event, each applicable Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
SECTION 2.09    Prepayment of Loans.
(a)    The applicable Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty, subject to the other applicable terms and provisions hereof, including Section 2.14, subject after the occurrence of an Event of Default to Section 1(b)(ii) of the Intercreditor Agreement. The applicable Borrower shall provide prior written notice to the Administrative Agent of any such prepayment hereunder (i) in the case of prepayment of a Eurocurrency Borrowing denominated in dollars, not later than 11:00 a.m. New York City time, or in the case of a CDOR Borrowing, an Australian Bank Bill Swap Rate Borrowing or a Eurocurrency Borrowing that is an Alternate Currency Borrowing, not later than 11:00 A.M., London time, three Business Days before the date of prepayment, or (ii) in the case of prepayment of an Alternate Base Rate Borrowing, not later than 12:00 noon, Local time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the Borrower of such Borrowing, the prepayment date, and the respective principal amounts of each such Borrowing (or portion thereof) to be prepaid. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02.
(b)    If, on any Calculation Date, by reason of fluctuations in exchange rates, the Dollar Equivalent of any Lender’s Revolving Credit Exposure of either Class exceeds one hundred five percent (105%) of such Lender’s Revolving Credit Commitment of such Class, the Administrative Agent shall notify Lippert thereof and the Borrowers shall prepay their respective Loans and/or reimburse LC Disbursements (and, to the extent the foregoing prepayment and reimbursement do not eliminate each such excess, deposit cash collateral in respect of the undrawn amounts of Letters of Credit and in the currencies corresponding to such Letters of Credit) in each case in an aggregate amount sufficient such that, immediately after giving effect thereto, the Dollar Equivalent of such Lender’s Revolving Credit Exposure of such Class shall not exceed such Lender’s Revolving Credit Commitment for such Class. Each prepayment and reimbursement (and/or cash collateralization) pursuant to this paragraph shall be made promptly and in any event within five (5) Business Days after receipt by Lippert of the notice referred to above.
(c)    Each prepayment of a Borrowing under this Section 2.09 shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.11.
SECTION 2.10    Fees.
(a)    Lippert agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Rate Margin, on the daily unused amount of the Revolving Credit Commitment of such Lender during the period from and including the Restatement Effective Date to but excluding the date on which such Revolving Credit Commitment terminates. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Revolving Credit Commitments of such Class terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(b)    Each Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender of the applicable Class, a participation fee with respect to its participations in each Letter of Credit of such Class issued at the request of such Borrower, which shall accrue, at a rate per annum equal to the Applicable Rate Margin for Eurocurrency Loans, on the daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Restatement Effective Date to but excluding the later of the date on which such Lender’s Revolving Credit Commitment terminates and the date on which such Lender ceases to have any LC Exposure attributable to such Letters of Credit, and (ii) to the Issuing Bank the fees with respect to the amendment, renewal or extension of the Letter of Credit of the applicable Class or processing of drawings thereunder as separately agreed between the Issuing Bank and Lippert. Participation fees accrued through and including the last day of each month of each year shall be payable in arrears on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Credit Commitments of the applicable Class terminate and any such fees accruing after the date on which the Revolving Credit Commitments of such Class terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All Letter of Credit related fees shall be paid in dollars.
(c)    All fees payable hereunder shall be paid in dollars on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the applicable Lenders. Fees paid shall not be refundable under any circumstances.
(d)    Lippert agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between Lippert, the Company and the Administrative Agent.
SECTION 2.11    Interest.
(a)    The Loans comprising each Alternate Base Rate Borrowing shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Rate Margin.
(b)    The Loans comprising each Eurocurrency Borrowing shall bear interest at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate Margin. The Loans comprising each CDOR Borrowing shall bear interest at a rate per annum equal to the CDOR Rate as in effect at such time plus the Applicable Rate Margin. The Loans comprising each Australian Bank Bill Swap Rate Borrowing shall bear interest at a rate per annum equal to the Australian Bank Bill Swap Rate as in effect at such time plus the Applicable Rate Margin.
(c)    Notwithstanding the foregoing, (x) if any principal of or interest on any Loan or any fee or other amount payable by any Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section (and new Eurocurrency Loans and CDOR Loans may be suspended) or (ii) in the case of any other amount, 2% plus the rate applicable to Alternate Base Rate Loans as provided in paragraph (a) of this Section (or, in the case of other amounts denominated in currencies other than dollars, the rate applicable to Eurocurrency Loans denominated in such currency pursuant to paragraph (b) of this Section, and (y) during the continuance of any Event of Default (and prior to the acceleration of any Loans) any such Loans shall bear additional interest as provided in clause (x) of this Section 2.11(c) as if such Loans were overdue.
(d)    Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Revolving Credit Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an Alternate Base Rate Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
(e)    All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed (i) by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate, (ii) with respect to CDOR Rate Loans, shall each be computed on the basis of a year of 365/366 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day), or (iii) with respect to Australian Loans and Alternate Currency Loans denominated in Pounds Sterling, shall each be computed on the basis of a year of 365 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate and Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
(f)    For purposes of disclosure pursuant to the Interest Act (Canada), the annual rates of interest or fees to which the rates of interest or fees provided in this Agreement and the other Loan Documents (and stated herein or therein, as applicable, to be computed on the basis of 360 days or any other period of time less than a calendar year) are equivalent are the rates so determined multiplied by the actual number of days in the applicable calendar year and divided by 360 or such other period of time, respectively.
SECTION 2.12    Alternate Rate of Interest.
If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:
(a)    the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining (including by means of an Interpolated Rate) the Adjusted LIBO Rate, as applicable, for such Interest Period; or
(b)    the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to the Borrowers and the Lenders through Electronic System as provided in Section 9.01 as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing shall be ineffective, and (ii) any Borrowing Request that requests an Alternate Currency Borrowing denominated in an Alternate Currency (other than Canadian Dollars) shall be ineffective.
SECTION 2.13    Increased Costs.
(a)    If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank;
(ii)    impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurocurrency Loans or Alternate Currency Loans made by such Lender or any Letter of Credit or participation therein; or
(iii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (c) through (d) of the definition of Excluded Taxes and (C) Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes, in each case, imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document)) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;
and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, continuing, converting into or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, the Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then the applicable Borrower will pay to such Lender, the

Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, the Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to such increased costs).
(b)    If any Lender or the Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Revolving Credit Commitments of or the Loans made by, or participations in a Letter of Credit held by, such Lender, or a Letter of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the applicable Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.
(c)    A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the applicable Borrower and shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.
(d)    Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the applicable Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
SECTION 2.14    Break Funding Payments.
In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), other than any such payment of principal pursuant to Section 2.05(c), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto, or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by a Borrower pursuant to Section 2.17, in each case except as a result of the CAM Exchange, then, in any such event, the applicable Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurocurrency market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the applicable

Borrower and shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
SECTION 2.15    Taxes.
(a)    Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.15) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)    Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(c)    Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.15, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(d)    Indemnification by the Loan Parties. The Loan Parties shall indemnify each Recipient for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the applicable Loan Party by a Recipient (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Recipient, shall be conclusive absent manifest error. All amounts due under this paragraph (d) shall be payable not later than ten (10) days after the applicable Loan Party receives the certificate referred to in the immediately preceding sentence.
(e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. All amounts due under this paragraph (e) shall be payable not later than ten (10) days after the applicable Lender receives the certificate referred to in the immediately preceding sentence. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)    Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the applicable Loan Party and the Administrative Agent, at the time or times reasonably requested by such Loan Party or the Administrative Agent and to the extent required by applicable law, such properly completed and executed documentation reasonably requested by such Loan Party or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by a Loan Party or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by such Loan Party or the Administrative Agent as will enable such Loan Party or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.15(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing, in the event that the applicable Loan Party is a U.S. Person,
(A)    any Lender that is a U.S. Person shall deliver to such Loan Party and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Loan Party or the Administrative Agent), an executed IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to such Loan Party and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Loan Party or the Administrative Agent), whichever of the following is applicable:
(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)    in the case of a Foreign Lender claiming that its extension of credit will generate U.S. effectively connected income, an executed IRS Form W-8ECI;
(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate in form, scope and substance acceptable to the Administrative Agent in its absolute discretion to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of such Loan Party within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)

(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) an executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or
(4)    to the extent a Foreign Lender is not the beneficial owner, an executed IRS Form W-8IMY, accompanied by IRS Form W-8ECI or IRS Form W-8BEN-E, as applicable, IRS Form W-8BEN, a U.S. Tax Compliance Certificate in form, scope and substance acceptable to the Administrative Agent in its absolute discretion, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate in a form acceptable to the Administrative Agent in its absolute discretion on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to such Loan Party and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Loan Party or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit such Loan Party or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to such Loan Party and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by such Loan Party or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by such Loan Party or the Administrative Agent as may be necessary for such Loan Party and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the applicable Loan Party and the Administrative Agent in writing of its legal inability to do so.
(g)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of or credit with respect to any Taxes as to which it has been indemnified pursuant to this Section 2.15 (including by the payment of additional amounts pursuant to this Section 2.15), it shall pay to the indemnifying party an amount equal to such refund or credit (but only to the extent of indemnity payments made by such indemnifying party under this Section 2.15 with respect to the Taxes giving rise to such refund or credit), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund or credit). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund or credit to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund or credit had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(h)    Survival. Each party’s obligations under this Section 2.15 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Revolving Credit Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
(i)    Defined Terms. For purposes of this Section 2.15, the term “Lender” includes the Issuing Bank and the term “applicable law” includes FATCA.
(j)    Grandfathered Status. For purposes of determining withholding Taxes imposed under FATCA, from and after the Restatement Effective Date, the Loan Parties and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) the Loans and this Agreement as not qualifying as a “grandfathered obligation” within the meaning of U.S. Treasury Regulation Section 1.1471-2(b)(2)(i).
SECTION 2.16    Payments Generally; Pro Rata Treatment; Sharing of Set-offs.
(a)    Unless otherwise specified herein each Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.13, 2.14, or 2.15, or otherwise) and under any other Loan Document prior to 12:00 p.m., Local Time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 10 S. Dearborn St., Chicago, IL 60603, in the case of payments denominated in dollars, and at its offices at 25 Bank Street, Canary Wharf, London, in the case of all other payments denominated in Alternate Currencies, except payments to be made directly to the Issuing Bank as expressly provided herein and except that payments pursuant to Sections 2.13, 2.14, or 2.15, and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. Unless otherwise provided for herein, if any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.
(b)    If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties. At the election of the Administrative Agent, all payments of principal, interest, LC Disbursements, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees, costs and expenses pursuant to Section 9.03), and other sums payable under the Loan Documents, may be paid from the proceeds of Borrowings made hereunder, whether made following a request by a Borrower pursuant to Section 2.03 or a deemed request as provided in this Section or may be deducted from any deposit account of the Borrowers maintained with the Administrative Agent.
(c)    If any Lender shall, by exercising any right of set-off or counterclaim or otherwise (including by virtue of any security), obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender’s receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by a Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to a Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.
(d)    Unless the Administrative Agent shall have received notice from the applicable Borrower prior to the date on which any payment is due to the Administrative Agent for the account of any Lenders or the Issuing Bank hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the applicable Borrower has not in fact made such payment, then each of the applicable Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
(e)    If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(e) or (f), 2.05(b), or paragraph (d) of this Section, or Section 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender hereunder. Application of amounts pursuant to (i) and (ii) above shall be made in such order as may be determined by the Administrative Agent in its discretion.
(f)    Any proceeds of Collateral received by the Administrative Agent (i) not constituting either (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the relevant Loan Party), or (B) a mandatory prepayment (which shall be applied in accordance with Section 2.09(c)) or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the

Administrative Agent and the Issuing Bank from the Borrowers (other than in connection with Swap Obligations or Banking Services), second, to pay any fees or expense reimbursements then due to the Lenders from the Borrowers (other than in connection with Swap Obligations or Banking Services), third, to pay interest then due and payable on the Loans ratably, fourth, to pay outstanding principal on the Loans and unreimbursed LC Disbursements and to pay any amounts owing with respect to Swap Obligations under IR/FX Hedging Agreements owing to Lenders or Affiliates of Lenders up to and including the amount most recently provided to the Administrative Agent pursuant to Section 2.18, ratably, fifth, to pay an amount to the Administrative Agent equal to one hundred five percent (105%) of the aggregate LC Exposure, to be held as cash collateral for such Obligations, sixth, to the payment of any amounts owing in respect of Banking Services Obligations up to and including the amount most recently provided to the Administrative Agent pursuant to Section 2.18 and seventh, to the payment of any other Obligation due to the Administrative Agent or any Lender or Affiliate of a Lender from the Borrowers or any other Loan Party. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by Lippert, or unless a Default is in existence, neither the Administrative Agent nor any Lender shall apply any payment which it receives to any Eurocurrency Loan, except (i) on the expiration date of the Interest Period applicable thereto, or (ii) in the event, and only to the extent, that there are no outstanding Alternate Base Rate Loans and, in any such event, the Borrowers shall pay the break funding payment required in accordance with Section 2.14. The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Obligations.
Notwithstanding the foregoing, Banking Services Obligations and Obligations arising under IR/FX Hedging Agreements shall be excluded from the application described above and paid in clause seventh if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may have reasonably requested from the applicable provider of such Banking Services or IR/FX Hedging Agreements.
SECTION 2.17    Mitigation Obligations; Replacement of Lenders.
(a)    If any Lender requests compensation under Section 2.13, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.13 or 2.15, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Lippert hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)    If any Lender requests compensation under Section 2.13, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, or if any Lender is a Defaulting Lender, or if any Lender delivers a Notice of Rejection, then Lippert may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Section 2.13 or 2.15) and obligations under this Agreement and the other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) Lippert shall have received the prior written consent of the Administrative Agent and the Issuing Bank, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and funded participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.13 or payments required to be made pursuant to

Section 2.15, such assignment will result in a reduction in such compensation or payments and (iv) in the case of a replacement of a Lender that has delivered a Notice of Rejection, each assignee shall have agreed not to deliver such a notice in respect of the applicable CFC. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Lippert to require such assignment and delegation cease to apply.
SECTION 2.18    Banking Services and Swap Agreements. Each Lender or Affiliate thereof that is an IR/FX Protection Merchant or a provider of Banking Services shall deliver to the Administrative Agent, promptly after entering into any IR/FX Hedging Agreement or Banking Services, written notice setting forth the aggregate amount of all Swap Obligations of the Loan Parties under IR/FX Hedging Agreements and of all Banking Services Obligations with such Lender or Affiliate (whether matured or unmatured, absolute or contingent). In furtherance of that requirement, each such Lender or Affiliate thereof shall furnish the Administrative Agent, from time to time after a significant change therein or upon a request therefor, a summary of the amounts due or to become due in respect of such Swap Obligations Banking Services Obligations. The most recent information provided to the Administrative Agent shall be used in determining which tier of the waterfall, contained in Section 2.16(f) such Swap Obligations Banking Services Obligations will be placed.
SECTION 2.19    Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(a)    fees shall cease to accrue on the unfunded portion of the Revolving Credit Commitment of such Defaulting Lender pursuant to Section 2.10(a);
(b)    such Defaulting Lender shall not have the right to vote on any issue on which voting is required (other than to the extent expressly provided in Section 9.02(b)) and the Revolving Credit Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder or under any other Loan Document; provided that, except as otherwise provided in Section 9.02, this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender directly affected thereby;
(c)    if any LC Exposure exists at the time such Lender becomes a Defaulting Lender then:
(i)    all or any part of the LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Tranche A Lenders or non-Defaulting Tranche B Lenders, as applicable, in proportion to their respective Applicable Percentages, but only (x) to the extent that the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and, unless any Borrower shall have otherwise notified the Administrative Agent at such time, such Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), (y) to the extent that such reallocation does not, as to any non-Defaulting Tranche A Lender, cause such non-Defaulting Tranche A Lender’s Tranche A Revolving Credit Exposure to exceed its Tranche A Revolving Credit Commitment and (z) to the extent that such reallocation does not, as to any non-Defaulting Tranche B Lender, cause such non-Defaulting Tranche B Lender’s Tranche B Revolving Credit Exposure to exceed its Tranche B Revolving Credit Commitment;
(ii)    if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within one (1) Business Day following notice by the Administrative Agent cash collateralize, for the benefit of the Issuing Bank, the Borrowers’ obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;

(iii)    if the Borrowers cash collateralize any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.10(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;
(iv)    if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Sections 2.10(a) and 2.10(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages;
(v)    if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Bank or any other Lender hereunder, all letter of credit fees payable under Section 2.10(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and
(d)    so long as such Lender is a Defaulting Lender, the Issuing Bank shall not be required to issue, amend, renew, extend or increase any Letter of Credit under any Class, unless it is satisfied that the related exposure and such Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Revolving Credit Commitments of the non-Defaulting Lenders of such Class and/or cash collateral will be provided by the Borrowers in accordance with Section 2.19(c), and LC Exposure related to any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders of such Class in a manner consistent with Section 2.19(c)(i) (and such Defaulting Lender shall not participate therein).
If (i) a Bankruptcy Event or a Bail-In Action with respect to any Lender or the parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless the Issuing Bank shall have entered into arrangements with the Borrowers or such Lender, satisfactory to the Issuing Bank to defease any risk to it in respect of such Lender hereunder.

In the event that each of the Administrative Agent, each Borrower and the Issuing Bank agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Credit Commitment and on the date of such readjustment such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.
ARTICLE III.
REPRESENTATIONS AND WARRANTIES
The Company and each Borrower represents and warrants to the Administrative Agent, the Issuing Bank, the Collateral Agent and the Lenders that:
SECTION 3.01    Organization; Powers.
Each Loan Party and its Subsidiaries is duly organized, validly existing and, to the extent applicable in the jurisdiction of its organization, in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually and in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02    Authorization; Enforceability.
The Transactions are within the corporate or partnership (as applicable) powers of the Borrowers and the other Loan Parties and have been duly authorized by all necessary corporate, partnership (if applicable), and, if required, stockholder or partner action. This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party and each other Subsidiary that is a party thereto and constitutes a legal, valid and binding obligation of such Loan Party or other Subsidiary, enforceable in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
SECTION 3.03    Governmental Approvals; No Conflicts; No Defaults.
The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws, certificate of limited partnership, agreement of limited partnership, or other organizational documents of any Loan Party or any order of any Governmental Authority applicable to such Loan Party, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Loan Party or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by any Loan Party or any of its Subsidiaries which could reasonably be expected to result in a Material Adverse Effect, and (d) will not result in the creation or imposition of any Lien (except in favor of the Collateral Agent) on any asset now owned or hereafter acquired of any Loan Party or any of its Subsidiaries. No Loan Party is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound which could reasonably be expected to result in a Material Adverse Effect.
SECTION 3.04    Financial Condition; No Material Adverse Change.
(a)    The Company has heretofore furnished to the Lenders (i) its consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for the fiscal year ended December 31, 2015, reported on by KPMG LLP, independent public accountants, and (ii) consolidating balance sheets of the Company and its Subsidiaries setting forth such information separately for the Company and each Subsidiary thereof and related consolidating statements of operations for the Company and its Subsidiaries setting forth such information separately for the Company and each Subsidiary thereof as of and for the fiscal year ending December 31, 2015, and including in comparative form the figures for the preceding fiscal year, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and of its Subsidiaries as of such dates and for such periods in accordance with GAAP. The Company has also heretofore furnished to the Lenders its Form 10-Q as of and for the period ended September 30, 2015.
(b)    Since December 31, 2015, there has been no adverse change in the business, assets, operations, or financial condition of the Company and its Subsidiaries, taken as a whole, except for any such changes that, individually and in the aggregate, have not resulted and could not reasonably be expected to result in a Material Adverse Effect. Except as disclosed in any of the materials referred to in Section 3.04(a), the Loan Parties have no material liabilities, contingent or otherwise as of the Restatement Effective Date, not disclosed on the financial statements or other disclosure materials referred to in Section 3.04(a), other than in respect of goods and services arising in the ordinary course of business.
SECTION 3.05    Properties.
(a)    Each Loan Party and its Subsidiaries has good and marketable title (free of Liens except such as are disclosed in the materials referred to in Section 3.04(a) or as set forth on Schedule 3.05(a) or are otherwise Permitted Liens) to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that, individually and in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Loan Party is a party to any contract, agreement, lease or instrument (other than the Loan Documents) the performance of which, either unconditionally or upon the happening of any event, will result in or require the creation of a Lien that is not a Permitted Lien (except in favor of the Collateral Agent) on any of its property or assets (now owned or hereafter acquired) or otherwise result in a violation of any Loan Documents.
(b)    Except as disclosed in the materials referred to in Section 3.04(a) or as set forth on Schedule 3.05(b), each Loan Party owns, or is licensed to use, all material trademarks, trade names, copyrights, patents and other intellectual property, and the use thereof by such Loan Party and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually and in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
SECTION 3.06    Litigation and Environmental Matters.
(a)    Except as disclosed in the materials referred to in Section 3.04(a), there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Company and the Borrowers, threatened against or affecting any Loan Party or any of its Subsidiaries (i) which, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement or the Transactions.
(b)    Except as disclosed in the materials referred to in Section 3.04(a) and except with respect to any other matters that, individually and in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, no Loan Party nor any of its Subsidiaries (i) to the Company’s and the Borrowers’ knowledge has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability or (iii) has received notice of any claim with respect to any Environmental Liability.
(c)    Since the latest date of the materials referred to in Section 3.04(a), there has been no change in the status of the matters disclosed therein that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.
SECTION 3.07    Compliance with Laws and Agreements.
Each Loan Party and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually and in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.
SECTION 3.08    Investment and Holding Company Status; Margin Regulations.
No Loan Party nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940. No Loan Party nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any margin stock (within the meaning of Regulation U of the Board). No part of the proceeds of any Loan or of a Letter of Credit will be used, directly or indirectly and whether immediately, incidentally or ultimately, for any purpose which entails a violation of the provisions of the regulations of the Board, including Regulation G, T, U or X thereof.
SECTION 3.09    Taxes.
Each Loan Party and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except Taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party or such Subsidiary, as applicable, has set aside on its books adequate reserves, or to the extent that the failure to file such a return or report, or the failure to pay such Taxes, could not be expected to result in a Material Adverse Effect. No Tax liens have been filed and no claims are being asserted with respect to any such Taxes, other than as excluded from the preceding sentence. Each Loan Party and its Subsidiaries has withheld all employee withholdings and has made all employer contributions to be withheld and made by it pursuant to applicable law, except where the failure to do so could not be reasonably expected to have a Material Adverse Effect.
SECTION 3.10    ERISA.
No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $250,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $350,000 the fair market value of the assets of all such underfunded Plans.
SECTION 3.11    Canadian Pension Plan and Benefit Plans.
Schedule 3.11 lists all Canadian Benefit Plans and Canadian Pension Plans currently maintained or contributed to by the Loan Parties and their Subsidiaries or in respect of which they have any liability. No Loan Party currently maintains or contributes to a Specified Canadian Pension Plan. The Canadian Pension Plans are duly registered under the ITA and all other applicable laws which require registration. Each Loan Party and each of their Subsidiaries has complied with and performed all of its obligations under and in respect of the Canadian Pension Plans and Canadian Benefit Plans under the terms thereof, any funding agreements and all applicable laws (including any fiduciary, funding, investment and administration obligations) except where the failure to do so could not be reasonably expected to have a Material Adverse Effect. All employer and employee payments, contributions or premiums to be remitted, paid to or in respect of each Canadian Pension Plan and Canadian Benefit Plan have been paid in a timely fashion in accordance with the terms thereof, any funding agreement and all applicable laws, except where the failure to do so could not be reasonably expected to have a Material Adverse Effect. There have been no improper withdrawals or applications of the assets of the Canadian Pension Plans or the Canadian Benefit Plans. No promises of benefit improvements under the Canadian Pension Plans or the Canadian Benefit Plans have been made except where such improvement could not be reasonably expected to have a Material Adverse Effect. Except as set forth on Schedule 3.11, there are no outstanding disputes concerning the assets of the Canadian Pension Plans or the Canadian Benefit Plans.
SECTION 3.12    Subsidiaries.
The Subsidiaries of the Company, including all CFC’s and Subsidiaries of each Borrower, and their respective business forms, jurisdictions of organization, addresses, and respective equity owners, as of the date hereof, are set forth on Schedule 1.01-1 hereto. Except as so disclosed, no Loan Party or Subsidiary thereof has any Subsidiaries or investments in, or joint ventures or partnerships with, any Person as of the Restatement Effective Date.
SECTION 3.13    SEC Matters.
The Company is in compliance with applicable federal, provincial, territorial and state securities laws and/or rules and regulations of the SEC, and with applicable state and provincial securities laws and/or rules and regulations of state and provincial securities authorities and of any stock exchanges or other self-regulatory organizations having jurisdiction of the Company and/or its securities, in each case except where the failure to do so, individually and in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.14    Labor Matters.
Except as disclosed in the materials referred to in Section 3.04(a), there are no strikes or other labor disputes or grievances pending or, to the knowledge of any Borrower, threatened, against any Loan Party, except for such disputes or grievances that, individually and in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Except as set forth therein, no Loan Party is a party to any collective bargaining agreement.
SECTION 3.15    Solvency.
On the Restatement Effective Date, (i) the fair saleable value of the assets of the Company and its Subsidiaries on a consolidated basis, in the aggregate, will exceed the amount that will be required to be paid on or in respect of the existing debts and other liabilities (including contingent liabilities) of the Company and its Subsidiaries as they mature, (ii) the assets of the Company and its Subsidiaries on a consolidated basis will not constitute unreasonably small capital to carry out their businesses as conducted or as proposed to be conducted, including the capital needs of the Company and its Subsidiaries (taking into account the particular capital requirements of the businesses conducted by such entities and the projected capital requirements and capital availability of such businesses) and (iii) the Company does not intend to, or intend to permit any of its Subsidiaries to, and does not believe that they or any of its Subsidiaries will, incur debts beyond their ability to pay such debts as they mature (taking into account the timing and amounts of cash to be received by them and the amounts to be payable on or in respect of their obligations).
SECTION 3.16    Security Documents.
The Pledge Agreement creates (and continues) in favor of the Collateral Agent, for the ratable benefit of the Secured Parties (as such term is defined in the Pledge Agreement), a legal, valid and enforceable security interest in the Collateral (as such term is defined in the Pledge Agreement) and, when (i) such Collateral consisting of corporate stock is delivered to the Collateral Agent (or to the extent it has heretofore been delivered under the Existing Credit Agreement) together with duly executed, undated instruments of transfer, and (ii) financing statements in appropriate form in respect of limited partnership interests constituting Collateral thereunder are (or have heretofore been) filed in the offices specified therein, the Pledge Agreement and the Lien created (and continued) thereunder will continue to constitute a fully perfected first priority Lien on, and security interest in such Collateral, in each case prior and superior in right to any other Person except for the Lien of Prudential under the Prudential Pledge and Security Agreement.
SECTION 3.17    Restrictive Agreements.
No Loan Party nor any Subsidiary thereof is a party to any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of such Loan Party or Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Loan Party or Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or other equity interests; other than (i) restrictions and conditions imposed by law or by this Agreement, (ii) restrictions and conditions existing on the date hereof identified in the materials referred to in Section 3.04(a) or (b) or as set forth on Schedule 3.17, and (iii) restrictions and conditions permitted under Section 6.05.
SECTION 3.18    Disclosure.
The Borrowers have disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which each Loan Party or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of any Borrower or any other Loan Party to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished), when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading.
SECTION 3.19    Anti-Corruption Laws and Sanctions.
The Company has implemented and maintains in effect policies and procedures designed to ensure compliance, in all material respects, by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions. The Company, its Subsidiaries and their respective officers and employees and, to the knowledge of the Company and the Borrowers, the Company’s directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in any Loan Party or any of their respective Subsidiaries being designated as a Sanctioned Person. None of (a) any Loan Party, any Subsidiary of a Loan Party or, to the knowledge of the Company or any Borrower, any of their respective directors, officers or employees, or (b) to the knowledge of the Company or the Borrowers, any agent of such Loan Party or such Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing, Letter of Credit or use of proceeds resulting from the Transactions contemplated by this Agreement or the other Loan Documents will violate Anti-Corruption Laws or applicable Sanctions.
SECTION 3.20    EEA Financial Institutions.
No Loan Party is an EEA Financial Institution.
ARTICLE IV.

CONDITIONS
SECTION 4.01    Restatement Effective Date.
The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):
(a)    The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile transmission or an emailed pdf of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement. The Administrative Agent shall also have received (A) from each party thereto a counterpart of a Fourth Amended and Restated Guarantee Agreement among the Administrative Agent and the Loan Parties (other than Foreign Borrowers and the Company) (as it may be restated, supplemented, amended or modified from time to time, the “Subsidiary Guarantee”) in a form satisfactory to the Administrative Agent, signed on behalf of each such party; (B) from each party thereto a counterpart of a Fourth Amended and Restated Subordination Agreement among the Loan Parties (other than any Foreign Borrower) and any of their respective Subsidiaries (including such Subsidiary that is a Foreign Borrower) that is party to any subordination agreement in connection with the Prudential Shelf Agreement and the Administrative Agent (as it may be restated, supplemented, amended or modified from time to time, the “Subordination Agreement”) in a form satisfactory to the Administrative Agent, signed on behalf of each such party; (C) from each party thereto a counterpart of a Fourth Amended and Restated Pledge and Security Agreement among Loan Parties and the Administrative Agent (as it may be restated, supplemented, amended or modified from time to time, the “Pledge Agreement”) in a form satisfactory to the Administrative Agent, signed on behalf of each such party; and (D) from each party thereto a counterpart of a Fourth Amended and Restated Guarantee Agreement between the Company and the Administrative Agent (as it may be restated, supplemented, amended or modified from time to time, the “Company Guarantee”; together with the Subsidiary Guarantee, the “Guarantee Agreement”).

(b)    The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent, the Collateral Agent, and the Lenders and dated the Restatement Effective Date) of (i) Dorsey & Whitney LLP, special counsel for the Loan Parties, substantially in the form of Exhibit B-1, (ii) Robert A. Kuhns, internal counsel for the Loan Parties, substantially in the form of Exhibit B-2, and (iii) Blake, Cassels & Graydon LLP, special counsel to Lippert Canada substantially in the form of Exhibit B-3, covering such matters relating to the Loan Parties, this Agreement, the other Loan Documents or the Transactions as the Required Lenders shall reasonably request.
(c)    The Administrative Agent shall have heretofore received (i) a certification from the Secretary or Assistant Secretary of the Company as to true and correct copies of the certificate of incorporation, including all amendments thereto, and by-laws of each Loan Party or other Subsidiary party to the Subordination Agreement that is a corporation, the certificate of limited partnership and the limited partnership agreement of each Loan Party or other Subsidiary party to the Subordination Agreement that is a limited partnership, and the certificate of formation and operating agreement of each Loan Party or other Subsidiary party to the Subordination Agreement that is a limited liability company; (ii) to the extent relevant in the applicable jurisdiction, a certificate as to the good standing of each Loan Party or other Subsidiary party to the Subordination Agreement as of a recent date, from the Secretary of State (or similar official) of the state or other jurisdiction of its organization; (iii) a certificate of the Secretary or Assistant Secretary of Lippert and each Guarantor and other Subsidiary party to the Subordination Agreement, or of the managing general partner of each such Person that is a limited partnership or limited liability company, as the case may be, dated the Restatement Effective Date and certifying (A) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of Lippert or such Guarantor or other Subsidiary (or, in the case of a Guarantor or other Subsidiary that is (x) a limited partnership, by the Board of Directors of its managing general partner or (y) a limited liability company, by its managing member), authorizing the execution, delivery and performance of the Loan Documents and (in the case of a Borrower) the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect as of the Restatement Effective Date, and (B) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of Lippert or such Guarantor or other Subsidiary (or the managing general partner of such Person which is a limited partnership or the managing member of such Person that is a limited liability company); (iv) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to (ii) above; and (v) such other documents, such as solvency certificates and insurance certificates, as the Lenders or their counsel or counsel for the Administrative Agent and the Collateral Agent may reasonably request.
(d)    Each Lender requesting the same shall have received a duly executed Revolving Credit Note (or an amendment and restatement thereof) (each, a “Revolving Credit Note”, which term shall also include all amendments and replacements thereof or substitutions therefor), in the form of Exhibit 4.01-5 hereto.
(e)    Concurrently with the consummation of the transactions contemplated hereby on the Restatement Effective Date:
(i)    the Administrative Agent shall have received a certificate of Lippert attaching and certifying as true and correct duly executed copies of (A) the Prudential Fourth Amended and Restated Note Purchase and Private Shelf Agreement dated as of even date herewith among Prudential, certain other purchasers of Prudential Notes and Lippert (the “Prudential Shelf Agreement”) in substantially the form of Exhibit D-1, (B) the Second Amended and Restated Parent Guarantee by the Company dated as even date herewith of the Prudential Shelf Agreement (the “Prudential Company Guaranty”) in substantially the form of Exhibit D-2, (C) the Second Amended and Restated Subsidiary Guarantee dated as of even date herewith by the Company’s Subsidiaries of the Prudential Shelf Agreement (the “Prudential Subsidiary Guaranty”) in substantially the form of Exhibit D-3, (D) the Second Amended and Restated Pledge and Security Agreement dated as of even date herewith by the Company and certain of the Loan Parties securing the Prudential Shelf Agreement (the “Prudential Pledge and Security Agreement”) in substantially the form of Exhibit D-4, and (E) the Second Amended and Restated Subordination Agreement dated as of even date herewith in favor of Prudential by the Loan Parties and certain of their respective Subsidiaries (the “Prudential Subordination Agreement”) in substantially the form of Exhibit D-5; and
(ii)    the Administrative Agent shall have received from each party thereto a duly executed counterpart of a Third Amended and Restated Intercreditor Agreement among Prudential, the Notes Collateral Agent, the Administrative Agent and the Collateral Agent (the “Prudential Intercreditor Agreement”) in a form satisfactory to the Administrative Agent.
(f)    After giving effect to the Transactions, on the Restatement Effective Date, the Loan Parties shall have no Indebtedness other than (i) Indebtedness under the Loan Documents and (ii) Indebtedness permitted under Section 6.04.
(g)    On the Restatement Effective Date, the Administrative Agent shall have received a certificate of the chief legal officer of the Company containing a description, satisfactory to the Administrative Agent in its reasonable discretion, of the capital structure of ownership and voting relationships among the Company, Lippert, and each other Loan Party.
(h)    On the Restatement Effective Date, immediately prior to the effectiveness hereof, there shall be no Default or Event of Default (as such terms are used in the Existing Credit Agreement) under the Existing Credit Agreement, and the respective chief executive officers of the Company and of Lippert shall have delivered to the Administrative Agent certificates to such effect.
(i)    All legal matters incident to this Agreement and the Borrowing hereunder shall be reasonably satisfactory to the Administrative Agent, the Collateral Agent and their respective counsel on the Restatement Effective Date.
(j)    The Administrative Agent shall have received a certificate, dated the Restatement Effective Date and signed by the President, a Vice President or a Financial Officer of Lippert, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.
(k)    The Lenders shall be satisfied that the consummation of the Transactions will not (i) violate any applicable law, statute, rule or regulation or (ii) conflict with, or result in a default or event of default under any material agreement of any Loan Party or Subsidiary thereof.
(l)    The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Restatement Effective Date, including, to the extent invoiced, reimbursement or payment of all expenses required to be reimbursed or paid by the Borrowers hereunder.
The Administrative Agent shall notify the Borrowers and the Lenders of the Restatement Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 3:00 p.m., New York City time, on April 27, 2016 (and, in the event such conditions are not so satisfied or waived, the Revolving Credit Commitments shall terminate at such time).
SECTION 4.02    Each Credit Event.
The obligation of each Lender to make a Loan on the occasion of any Borrowing, or to continue or convert any Loan, is subject to the satisfaction of the following conditions:
(a)    The representations and warranties of the Loan Parties and their respective Subsidiaries set forth in this Agreement and each other Loan Document shall be true and correct in all material respects on and as of the date of such Borrowing or the date of such continuation or conversion, as applicable except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; provided that any such representations and warranties that are qualified by materiality or as to Material Adverse Effect shall be true and correct in all respects on and as of such date.
(b)    At the time of and immediately after giving effect to such Borrowing or such continuation or conversion, as applicable, no Default shall have occurred and be continuing.
Each Borrowing and each continuation or conversion of any Loan shall be deemed to constitute a representation and warranty by the applicable Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.
ARTICLE V.
AFFIRMATIVE COVENANTS
Until the Revolving Credit Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and each Letter of Credit shall have expired (without any pending drawing) or terminated and all LC Disbursements shall have been reimbursed, the Company and each Borrower covenants and agrees with the Lenders that:
SECTION 5.01    Financial Statements and Other Information.
Lippert will furnish to the Administrative Agent and each Lender:
(a)    within the earlier of 120 days after the end of each fiscal year of the Company or 10 days after filing with the SEC, (i) its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by KPMG LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, and (ii) consolidating balance sheets setting forth such information separately for the Company and for Lippert as of the end of such fiscal year and consolidating statements of operations setting forth such information separately for the Company and for Lippert for such fiscal year, such consolidating balance sheet and consolidating statements of operations to be certified by the chief financial officer of the Company as fairly presenting the financial condition and results of operations of the Company and Lippert as of the end of, and for, such fiscal period in accordance with GAAP;
(b)    within the earlier of 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Company or 10 days after filing with the SEC, (i) its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter (except in the case of the statements of stockholders’ equity and cash flows) and the then elapsed portion of the fiscal year, setting forth in each case (except in the case of stockholders’ equity) in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, and (ii) consolidating balance sheets of the Company and of Lippert setting forth such information separately for the Company and for Lippert and related consolidating statements of operations of the Company and of Lippert setting forth such information separately for the Company and Lippert as of the end of and for such quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or in the case of the balance sheets, as of the end of) the previous fiscal year, all of which shall be certified by the chief financial officer of the Company as fairly presenting the financial condition and results of operations therein shown in accordance with GAAP consistently applied subject to normal year-end adjustments and the absence of footnotes;
(c)    concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Company (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.03, 6.04, 6.07, 6.08, and 6.11 and (iii) stating whether any change in the application of GAAP in respect of the audited financial statements referred to in Section 3.04 has occurred and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;
(d)    promptly upon request by the Administrative Agent in connection with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines), and promptly after receipt by the Company, a copy of each management letter (if prepared) of such accounting firm (together with any response thereto prepared by the Company);
(e)    promptly (i) after the same become publicly available, copies of all periodic and other material reports, proxy statements and other materials filed by the Company or any Subsidiary thereof with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, or distributed by the Company to its shareholders generally, as the case may be; and (ii) copies of any material documents and information furnished to any other government agency (except if in the ordinary course of business), including the Internal Revenue Service;
(f)    promptly, a copy of any material amendment or waiver of any provision of any agreement or instrument referred to in Section 6.12;
(g)    promptly, a copy of any promissory notes issued under the Prudential Shelf Agreement (or a summary of any extension of credit thereunder or pursuant thereto not evidenced by a promissory note) and a copy of any certificate or notice given by any Loan Party or any Subsidiary thereof to Prudential or to the holders of any Prudential Notes or other Prudential Debt, or received by any Loan Party or any Subsidiary thereof from Prudential or any holder of a Prudential Note or other Prudential Debt; and
(h)    promptly following any request therefor, such other information regarding the operations, business and financial condition of each Loan Party or any Subsidiary thereof, or compliance with the terms of this Agreement or the other Loan Documents, as the Administrative Agent, the Collateral Agent, or any Lender may reasonably request.
Lippert shall be deemed to be in compliance with its delivery obligations under this Section 5.01 with respect to any documents or information that is publicly filed with the SEC or delivered electronically and, if so, filed with the SEC, and such documents and information shall be deemed to have been delivered for purposes of this Agreement on the date (i) on which the Company or Lippert posts such documents, or provides a link thereto on the Company’s or Lippert’s website on the Internet; or (ii) on which such documents are posted on the Company’s behalf on an Internet website, if any, to which the Administrative Agent and each Lender has access (whether a commercial or third-party website).
SECTION 5.02    Notices of Certain Events.

The Borrowers will furnish to the Administrative Agent and each Lender prompt written notice of the following:
(a)    the occurrence of any Default;
(b)    the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any Loan Party or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;
(c)    the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of any Loan Party and its Subsidiaries in an aggregate amount exceeding $1,000,000; and
(d)    any other development within or directly involving any Loan Party that results in, or could reasonably be expected to result in, a Material Adverse Effect.
Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Company or of Lippert setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
SECTION 5.03    Existence; Conduct of Business.
Except where the failure to do so would not have a Material Adverse Effect, each Borrower will, and will cause each other Loan Party and each of their respective Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and each of its Material rights, licenses, permits, privileges and franchises; provided that the foregoing shall not prohibit any merger, amalgamation, consolidation, liquidation or dissolution permitted under Section 6.02.
SECTION 5.04    Payment of Obligations.
The Company and each Borrower will, and will cause each of its Subsidiaries to, pay or discharge all material liabilities and obligations, including Taxes before the same shall become delinquent or in default, unless (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Company, such Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect; provided, that the Company and each Borrower will, and will cause each such Subsidiary to, remit withholding taxes and other payroll taxes to appropriate Governmental Authorities as and when claimed to be due, notwithstanding the foregoing exceptions.
SECTION 5.05    Maintenance of Properties; Insurance.
Each Borrower will, and will cause each other Loan Party and each of their respective Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations, including insurance against fire, and public liability insurance against such risks and in such amounts, and having such deductible amounts as are customary, with companies in the same or similar businesses and which is no less than may be required by law.
SECTION 5.06    Books and Records; Inspection Rights.
Each Borrower will, and will cause each other Loan Party and each of their respective Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. Each Borrower will, and will cause each other Loan Party and each of their respective Subsidiaries to, permit any representatives designated by the Administrative Agent, the Collateral Agent, or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, and to verify the status of any Collateral, all at such reasonable times and as often as reasonably requested.
SECTION 5.07    Compliance with Laws; Environmental Laws.
(a)    Each Borrower will, and will cause each other Loan Party and each of their respective Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually and in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
(b)    Without limiting the preceding paragraph, the Company and each Borrower will, and will cause each of its Subsidiaries to, (i) comply in all material respects with, and use reasonable best efforts to ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws; (ii) conduct and complete (or cause to be conducted and completed) all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and in a timely fashion comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws except to the extent that the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings could not be reasonably expected to have a Material Adverse Effect; and (iii) maintain in effect and enforce policies and procedures designed to ensure compliance by the Company and each of its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.
SECTION 5.08    Canadian Pension Plans and Benefit Plans.
The Company, each Borrower and each of their respective Subsidiaries shall (i) comply in a timely with and perform in all material respects all of its obligations under and in respect of all Canadian Pension Plans or Canadian Benefit Plans, including under any funding agreements and all applicable laws (including any fiduciary, funding, investment and administration obligations), (ii) pay or remit in a timely fashion all employer or employee payments, contributions or premiums required to be remitted, paid to or in respect of each Canadian Pension Plan or Canadian Benefit Plan in accordance with the terms thereof, any funding agreements and all applicable laws, (iii) deliver to the Administrative Agent (A) if requested by the Administrative Agent, copies of each annual and other return, report or valuation with respect to each Canadian Pension Plan or Canadian Benefit Plan as filed with any applicable governmental authority; (B) promptly after receipt thereof, a copy of any direction, order, notice, ruling or opinion that the Company, such Borrower or such Subsidiary may receive from any applicable governmental authority with respect to any Canadian Pension Plan Canadian Benefit Plan; (iv) notify the Administrative Agent within 30 days of any increases in the cost of, or contributions to the Canadian Benefit Plans or the Canadian Pension Plans having a cost to one or more of the Company, the Borrowers and their respective Subsidiaries in excess of $250,000 per annum in the aggregate; and (v) notification within 30 days of any voluntary or involuntary termination of a Canadian Pension Plan or a Canadian Benefit Plan which could reasonably be expected to have a Material Adverse Effect.
SECTION 5.09    Use of Proceeds and Letters of Credit.
(a)    The proceeds of the Revolving Loans will be used to repay the indebtedness of Lippert under the Existing Credit Agreement, for permitted capital expenditures, for permitted acquisitions, for working capital purposes, for Restricted Payments and without limiting the generality of the foregoing, for general corporate purposes. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations G, U and X. The Letters of Credit will be used only to support payment (and/or guarantee) obligations of the Borrowers to the beneficiaries thereof.

(b)    The Borrowers will not request any Borrowing or Letter of Credit, and no Borrower shall use, and each Borrower shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country to the extent that such activities, businesses or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or the European Union, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
SECTION 5.10    Additional Guarantors; Additional Collateral; Additional Parties to Subordination Agreement.
If any Person (a) after the Restatement Effective Date becomes (whether upon its formation, by acquisition of stock or other interests therein, or otherwise) and continues to be a Subsidiary of any Loan Party (a “New Subsidiary”), or (b) that was an Inactive Subsidiary of a Loan Party ceases to be an Inactive Subsidiary of a Loan Party but continues to be a Subsidiary thereof, the Borrowers shall, within 30 days, furnish notice in writing of such facts to the Administrative Agent and, if the Administrative Agent and the Required Lenders, shall so elect (but provided that if the Notes Collateral Agent or any of the holders of the Senior Notes or Prudential or any of the holders of any Prudential Notes or other Prudential Debt shall receive any guaranty or security in respect of such New Subsidiary, the Administrative Agent and the Required Lenders, shall be deemed to have so elected and receive such guaranty or security at the same time) (i) cause such New Subsidiary or formerly Inactive Subsidiary to become a Guarantor (unless such New Subsidiary is a “controlled foreign corporation” within the meaning of Code Section 957(a) (a “CFC”)) pursuant to an instrument in form, scope, and substance satisfactory to the Administrative Agent, (ii) deliver or cause to be delivered, or assign, to the Collateral Agent subject to the Lien in favor of the Collateral Agent under the Pledge Agreement, the certificates representing all Equity Interests of the New Subsidiary or formerly Inactive Subsidiary owned by a Loan Party (or Subsidiary thereof) (provided that if such New Subsidiary is a CFC certificates or other evidence of Equity Interests representing only sixty-five percent (65.00%) of its outstanding Equity Interests shall be delivered and only to the extent that the owner of such Equity Interests is a Loan Party (other than a Foreign Borrower)), together with appropriate instruments of transfer required under the Pledge Agreement; and (iii) cause such New Subsidiary or formerly Inactive Subsidiary (unless it is a CFC) to become a party to the Security Documents pursuant to one or more instruments or agreements satisfactory in form and substance to the Collateral Agent, the effect of which shall be to secure the Obligations by a first priority Lien on and security interest in (which Lien and security interest may be pari passu with a like Lien and security interest in the Notes Collateral Agent for the holders of any Prudential Notes or other Prudential Debt) the Equity Interests of such New Subsidiary or formerly Inactive Subsidiary; provided, however, that in any event, prior to the time that any New Subsidiary or formerly Inactive Subsidiary receives the proceeds of, or makes, any loan or advance or other extension of credit, from or to, or otherwise becomes the obligor or obligee in respect of any Indebtedness of, any Loan Party or Subsidiary thereof, the Borrowers shall (A) cause to be taken, in respect of any such obligor, the action referred to in the preceding clauses (i), (ii), and (iii) to the extent required under the terms of such clauses, and (B) in the case of any such obligee, cause such obligee to become a party to the Subordination Agreement pursuant to one or more instruments or agreements satisfactory in form and substance to the Administrative Agent.
SECTION 5.11    Further Assurances.
Each Borrower will, and will cause each other Loan Party and each of their respective Subsidiaries to, execute any and all further documents, financing statements, agreements and instruments, and take all further action (including filing Uniform Commercial Code and other financing statements and the establishment of and deposit of Collateral into custody accounts) that the Required Lenders, the Administrative Agent, or the Collateral Agent, may request, in order to effectuate the transactions contemplated by the Loan Documents and (except for a Loan Party that is a CFC) in order to grant, preserve, protect and perfect the validity and first priority of the security interests created or intended to be created by the Security Documents, it being understood that it is the intent of the parties that the Obligations shall be secured by, among other things, all the interests of the Loan Parties (other than any Foreign Borrowers) in each Subsidiary (other than a CFC, in which case only an interest in sixty-five percent (65.00%) of the outstanding shares thereof shall be pledged as security), including any such interests acquired subsequent to the Restatement Effective Date. Such security interests and Liens will be created under the Security Documents and other security agreements, and other instruments and documents in form and substance satisfactory to the Administrative Agent, and the Borrowers shall deliver or cause to be delivered to the Lenders all such instruments and documents (including legal opinions, and lien searches) as the Administrative Agent or the Required Lenders shall reasonably request to evidence compliance with this Section 5.11. Each Borrower agrees to provide such evidence as the Required Lenders shall reasonably request as to the perfection and priority status of each such security interest and Lien (which Lien and security interest may be coordinate with a like Lien in Prudential for the benefit of the Prudential Notes or any other Prudential Debt).
The Borrowers will furnish to the Administrative Agent, within 60 days of the Restatement Effective Date, a certification as to true and correct copies of its certificate of incorporation, including all amendments thereto from the Secretary of State (or similar official) of the state or other jurisdiction of its organization.
ARTICLE VI.
NEGATIVE COVENANTS
Until the Revolving Credit Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and each Letter of Credit shall have expired (without any pending drawing) or terminated and all LC Disbursements shall have been reimbursed, the Company and each Borrower covenants and agrees with the Lenders that:
SECTION 6.01    Transactions with Affiliates.
Except as set forth on Schedule 6.01 annexed hereto (as complete and correct as of the Restatement Effective Date), the Borrowers shall not, and shall not permit any other Loan Party which is a Subsidiary of a Borrower or any such Loan Party’s Subsidiaries to, enter into, directly or indirectly, any transaction or group of related transactions (including the purchase, lease, sale or exchange of assets of any kind or the rendering of any service) involving aggregate payments, value or consideration in excess of $1,000,000 with any Affiliate of any such Person, except:
(a)    upon fair and reasonable terms no less favorable to such Borrower, such other Loan Party or such Subsidiary than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate;
(b)    (i) mergers, consolidations, liquidations, dissolutions and conveyances permitted under Section 6.02; (ii) Liens described in clause (vii) of the definition of “Permitted Liens”; (iii) Indebtedness permitted under Section 6.04; (iv) Restricted Payments permitted under Section 6.07; (v) Transfers permitted under Section 6.08; (vi) investments permitted under Section 6.09 and (vii) other transactions solely among Loan Parties (other than Foreign Borrowers) and not involving any other Affiliate of a Loan Party that is not a Loan Party (other than a Foreign Borrower);
(c)    intercompany transactions for the purpose of improving the consolidated tax efficiency of the Company and its Domestic Subsidiaries;
(d)    payments by the Company and its Domestic Subsidiaries pursuant to tax sharing agreements among the Company and its Domestic Subsidiaries on customary terms that require each party to make payments when such taxes are due or refunds received of amounts equal to the income tax liabilities and refunds generated by each such party calculated on a separate return basis and payments to the party generating tax benefits and credits of amounts equal to the value of such tax benefits and credits made available to the group by such party;

(e)    employment, indemnification, benefits and compensation arrangements (including arrangements made with respect to bonuses and equity-based awards) entered into in the ordinary course of business with members of the board of directors or management committee, officers and employees of such Borrower, such other Loan Party or such Subsidiary;
(f)    any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with employees, officers or directors;
(g)    customary transactions not otherwise prohibited under this Agreement in connection with an insurance company that has been formed to provide insurance coverage to such Borrower, such other Loan Party or such Subsidiary; and
(h)    investments in joint ventures permitted under Section 6.08(l) and Transfers to joint ventures permitted under Section 6.09 and described in clause (xvii) of the definition of “Permitted Loans and Investments”.
SECTION 6.02    Merger, Consolidation, etc.
The Borrowers shall not, and shall not permit any other Loan Party or any of their respective Subsidiaries to, consolidate with or merge or amalgamate with any other corporation, liquidate, dissolve or convey, transfer or lease substantially all of its assets in a single transaction or series of transactions to any Person other than:
(i)     mergers, amalgamations, consolidations, conveyances, transfers, or leases with or to another Loan Party, so long as:
(a)     no Default then exists or would result therefrom;
(b)     neither the Company nor any Borrower may sell or otherwise transfer substantially all of its assets to any Person or fail to survive any such merger or consolidation related to it, in any case pursuant to this clause (i), except, (I) in the case of Lippert selling or otherwise transferring substantially all of its assets to, or merging or amalgamating with or consolidating into, the Company, Lippert may fail to survive such sale, transfer, merger, amalgamation or consolidation as long as the Company agrees in writing to be bound as a Borrower under this Agreement and the other Loan Documents, as applicable and such sale, transfer, merger, amalgamation or consolidation shall be subject to amendment of this Agreement and the other Loan Documents in a manner reasonably satisfactory to the Administrative Agent and Required Lenders to the extent necessary to reflect the effects of such transaction, and (II) in the case of a Foreign Borrower, in the event that such Foreign Borrower does not then have any Loans or Letters of Credit outstanding for its account (in which case Lippert shall provide notice of such transaction to the Administrative Agent and such Foreign Borrower shall cease to be a Foreign Borrower hereunder upon the consummation thereof); and
(c)     in the case of any such merger, amalgamation, consolidation, conveyance, transfer or lease involving a Loan Party, the counterparty shall be a Loan Party;
(ii)     mergers, amalgamations and consolidations permitted under Section 6.09 not involving the Company or a Borrower so long as:
(a)     in the case of any such merger, amalgamation or consolidation involving a Loan Party, (I) the successor formed by such consolidation or the survivor of such merger or amalgamation or the Person that acquires by conveyance, transfer or lease substantially all of the assets of such Loan Party shall be a solvent entity organized and existing under the laws of the United States or any State thereof (including the District of Columbia) or the laws of Canada or any province or territory thereof, (II) prior to or concurrently with the consummation of such merger, amalgamation or consolidation, such successor entity shall have executed and delivered to the Administrative Agent the documents referred to in clauses (i), (ii) and (iii) of Section 5.10, and (III) prior to or concurrently with the consummation of such merger or consolidation, Lippert shall have caused to be delivered to the Administrative Agent an opinion of nationally recognized independent counsel, or other independent counsel reasonably satisfactory to the Administrative Agent, with respect to the documents referred to in clause (II) above on such matters as the Administrative Agent may reasonably request;
(b)     immediately prior to such transaction and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing; and
(c)     immediately prior to such transaction and after giving effect thereto, the Borrowers would be permitted by the provisions of Section 6.04(o) hereof to incur at least $1.00 of additional Indebtedness;
(iii)     mergers, amalgamations, consolidations, dissolutions or liquidations of Inactive Subsidiaries; and
(iv)     mergers, amalgamations and consolidations of Foreign Subsidiaries into Foreign Borrowers, so long as the Foreign Borrower is the survivor of such merger or amalgamation or successor formed by such consolidation.
No such conveyance, transfer or lease of substantially all of the assets of any Loan Party or any of its Subsidiaries shall have the effect of releasing such Loan Party or such Subsidiary from its liability under this Agreement, the Notes, or the other Loan Documents to which it is a party.
SECTION 6.03    Liens.
Each Borrower shall not, nor shall it permit any other Loan Party or any of its or their Subsidiaries to, incur, assume or suffer to exist any Lien upon any of its assets now or hereafter owned, or upon the income or profits thereof, except for (a) Permitted Liens any (b) other Liens (other than Liens on Equity Interests of Subsidiaries) so long as the Obligations are secured equally and ratably with all obligations secured by such Lien (and on the same property) subject to customary security documentation and an intercreditor agreement in form and substance satisfactory to the Administrative Agent.
SECTION 6.04    Indebtedness.
The Company and the Borrowers will not, nor will the Company or any Borrower permit any of its or their respective direct or indirect Subsidiaries, directly or indirectly, to create, incur, assume or permit to exist any Indebtedness, and with respect to any Subsidiary, to issue any preferred stock, except:
(a)    Indebtedness created hereunder or under the other Loan Documents;
(b)    Indebtedness of a Loan Party in respect of any of the Prudential Notes or any other Prudential Debt or otherwise pursuant to the Prudential Shelf Agreement and Indebtedness incurred in substitution, refinancing or replacement of such Indebtedness; provided that (i) the terms, covenants and restrictions in respect of such substitutions, refinancings and replacements are not more materially onerous than the existing terms, covenants and restrictions of such Indebtedness being substituted, refinanced or replaced and (ii) the aggregate principal amount of the Indebtedness of the Loan Parties under this clause (b) shall not at any time exceed $150,000,000;
(c)    Indebtedness existing on the Restatement Effective Date and set forth in Schedule 6.04, including any refinancing, extension, renewal or refunding of any such Indebtedness in an amount not to exceed the amount so refinanced of such Indebtedness; provided that the terms, covenants and restrictions in respect of such refinancing, extension, renewal or refunding are not materially more onerous than the existing terms, covenants and restrictions of such Indebtedness;
(d)    Indebtedness incurred in connection with any renewal, extension, substitution, refinancing or replacement, in an amount not to exceed the amount so renewed, extended, substituted, refinanced or replaced, of any outstanding Indebtedness otherwise permitted hereunder (excluding from this Section 6.04(d) the Indebtedness referred to in Section 6.04(b)); provided that the terms, covenants and restrictions in respect of such renewals, extensions, substitutions, refinancings or replacements are not more materially onerous than the existing terms, covenants and restrictions of such Indebtedness being renewed, extended, substituted, refinanced or replaced;
(e)    Adjusted Hedging Exposure Amounts in connection with Hedging Agreements permitted under Section 6.10 not exceeding in the aggregate (i) $15,000,000 minus (ii) the aggregate principal amount of Indebtedness outstanding pursuant to Section 6.04(d) incurred in order to renew, extend, substitute, refinance or replace Indebtedness incurred pursuant to this clause (e);
(f)    preferred stock of any Subsidiary issued on or prior to the Restatement Effective Date;
(g)    Indebtedness of, or preferred stock issued by, any Subsidiary to the Company or any other Loan Party and permitted under Section 6.09;
(h)    Indebtedness of one Loan Party or a Subsidiary of a Loan Party to another Loan Party or Subsidiary of a Loan Party; provided that (i) all of the Equity Interests of each such Loan Party or such Subsidiary (other than the Company) shall be owned 100% (excluding directors’ qualifying shares) directly or indirectly by the Company except in the case of Indebtedness which may be owing by non-Wholly-Owned Subsidiaries in an aggregate outstanding principal amount not to exceed (x) $10,000,000 minus (y) the aggregate principal amount of Indebtedness outstanding pursuant to Section 6.04(d) incurred in order to renew, extend, substitute, refinance or replace Indebtedness incurred pursuant to this clause (i), (ii) other than Indebtedness resulting from investments permitted under Section 6.09 pursuant to subclauses (b) and (c) of clause (i) of the definition of “Permitted Loans and Investments”, each of such Loan Parties or such Subsidiaries to or by whom such Indebtedness is owed, or who owns (directly or indirectly) any Equity Interests referred to in the preceding clause (i), shall have become a party to the Subsidiary Guarantee and/or to the Pledge Agreement (or to all of them) to the extent required by Section 5.10 hereof, (iii) such Indebtedness shall at all times be subject to the provisions of the Subordination Agreement as Subordinated Debt (as defined in the Subordination Agreement) and each Loan Party or other Subsidiary to whom such Indebtedness is owed shall be party to the Subordination Agreement as a Subordinated Creditor (as defined in the Subordination Agreement) and (iv) in the case of any such Indebtedness owing by a Loan Party (other than a Foreign Borrower), the holder of such Indebtedness shall be a Loan Party (other than a Foreign Borrower);
(i)    contingent obligations in respect of customary indemnification and purchase price adjustment obligations incurred in connection with Transfers of properties or assets or with purchases of properties or assets permitted hereunder;
(j)    Guarantees in respect of any Indebtedness permitted pursuant to this Section 6.04 if such guaranteeing Person would be permitted to incur such Indebtedness under this Section 6.04;
(k)    obligations in respect of performance bonds and completion, guarantee, surety and similar bonds, in each case obtained in the ordinary course of business to support statutory and contractual obligations (other than Indebtedness) arising in the ordinary course of business;
(l)    Indebtedness arising from the honoring of a bank or other financial institution of a check, draft or other similar instrument drawn against insufficient funds in the ordinary course of business;

(m)    Indebtedness arising from the endorsement of items for deposit or collection of commercial paper received in the ordinary course of business;
(n)    Indebtedness incurred in connection with the financing of insurance premiums; and
(o)    other Indebtedness incurred by the Company or the Borrowers or any other Indebtedness or preferred stock of any of their respective Subsidiaries; provided that, at the time of incurrence thereof and after giving effect thereto and to the application of the proceeds thereof, Consolidated Indebtedness shall not exceed 55% of Total Capitalization of the Company and its Subsidiaries and provided, further, that, for any Subsidiary of the Company other than Lippert, such Indebtedness and preferred stock together with the aggregate amount of outstanding Indebtedness and the aggregate liquidation value of preferred stock of such Subsidiary previously incurred and outstanding under this Section 6.04 (other than (x) Indebtedness incurred under clauses (a), (b), (c), (e), (f), (g), (h), (i), (j), (k), (l), (m) and (n) of this Section 6.04 and (y) Indebtedness incurred under clause (d) of this Section 6.04 to the extent that such Indebtedness renews, extends, substitutes, refinances or replaces Indebtedness described in the foregoing clause (x)), does not at any time exceed 25% of Consolidated Net Worth;
provided, that, notwithstanding anything to the contrary set forth in the definition of Permitted Liens or this Section 6.04, the Borrowers will not at any time permit Priority Debt to exceed 15% of the Consolidated Net Worth determined as of the last day of the most recently ended fiscal quarter of the Company.
SECTION 6.05    Restrictive Agreements.
The Borrowers shall not, and shall not permit any other Loan Party or any of their respective Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of any Loan Party or any Subsidiary thereof (i) to create incur or permit to exist any Lien upon any of its property or assets or revenues, whether now or hereafter acquired, (ii) to pay dividends or make other distributions to the Company or to Lippert with respect to any shares of its capital stock or other equity interests, (iii) to pay any Indebtedness owed to the Company or to Lippert, (iv) to make or permit to exist loans or advances to the Company or to Lippert, or (v) to sell transfer, lease or otherwise dispose of any of its properties or assets to the Company or to Lippert, except:

(a)    prohibitions, restrictions and conditions imposed by law or by this Agreement or the Prudential Shelf Agreement;
(b)    prohibitions, restrictions and conditions referred to in clauses (i) and (v) above in connection with any Permitted Lien, so long as such prohibition or limitation is by its terms effective only against the property, assets or revenues subject to such Lien;
(c)    customary prohibitions, restrictions and conditions in licenses, leases and governmental permits concerning Liens on assets subject thereto;
(d)    customary prohibitions, restrictions and conditions contained in Hedging Agreements permitted pursuant to Section 6.10 and in any agreement related to Banking Services;
(e)    customary prohibitions, restrictions and conditions in Guarantees and permitted hereunder that waive or prohibit parties thereto from collecting intercompany obligations after the occurrence of a default;
(f)    customary prohibitions, restrictions or conditions contained in agreements relating to any asset sale or disposition pending such sale or disposition other than restrictions on Liens, provided that such prohibitions, restrictions and conditions apply only to the Loan Party or Subsidiary or its assets to be sold or disposed of and such sale or disposition is permitted hereunder;

(g)    any such prohibition contained in any agreement, bond, note or other instrument (or any refinancing thereof) permitted hereunder with respect to any Person or the property or assets of such Person acquired by a Borrower, a Loan Party or any of their respective Subsidiaries in an acquisition permitted hereunder and existing at the time of such acquisition; provided that such prohibition is not applicable to any Person or the property or assets of any Person other than such acquired Person or the property or assets of such acquired Person;
(h)    customary prohibitions or restrictions in joint venture agreements and similar agreements that relate solely to the activities of joint ventures permitted under Section 6.09;
(i)    limitations or restrictions consisting of customary net worth, leverage or other financial covenants in each case contained in, or required by, any contractual obligation governing Indebtedness of a Borrower, a Loan Party or any of their respective Subsidiaries permitted under Section 6.04; and
(j)    prohibitions, restrictions and conditions under agreements or arrangements described in Schedule 6.05.
SECTION 6.06    [Reserved].
SECTION 6.07    Limitation on Restricted Payments.
Neither the Company nor any Borrower shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, declare, make or pay, or agree to declare, make or pay or incur any liability to make or pay, or cause or permit to be declared, made or paid, or set aside any sum or property to declare, make or pay any Restricted Payment, other than (a) cash dividends (or distributions, in the case of partnerships) from Subsidiaries of the Company to the Company, (b) acquisitions or purchases by the Company or any of its Subsidiaries of capital stock of any Subsidiary or capital contributions made by the Company or any of its Subsidiaries to a Subsidiary, (c) Cash Stock Buybacks, which shall be limited to $55,000,000 in the aggregate on or after the Restatement Effective Date (provided that the Borrower shall have the option, exercisable by notice to the Administrative Agent from time to time made within 60 days after a Cash Stock Buyback, to exclude a Cash Stock Buyback from such dollar limitation) and (d) any other Restricted Payments made by the Company so long as both before and after giving effect to any such Restricted Payment, (i) Excess Liquidity determined on a pro forma basis would not be less than $20,000,000, (ii) no Default of Event of Default shall have occurred and be continuing, (iii) the Net Leverage Ratio would not exceed 2.50:1.00 on a Pro Forma Basis and (iv) the Debt Service Coverage Ratio would not be less than 1.75:1.00 on a Pro Forma Basis.
SECTION 6.08    Sale of Assets.
Subject to the provisions of Section 6.02 hereof, no Borrower shall, nor shall it permit any other Loan Party or any of their respective Subsidiaries to, directly or indirectly, in a single transaction or a series of transactions, sell, lease, transfer, abandon or otherwise dispose of or suffer to be sold, leased, transferred, abandoned or otherwise disposed of (individually and collectively, a “Transfer”) assets other than:
(a)    Transfers of assets (other than those referred to in clauses (b) through (l) below) in an amount in not to exceed (x) 10 percent of Consolidated Total Assets (as determined as of the end of the fiscal quarter of the Company ending on or immediately before the determination date) in any fiscal year or (y) 25 percent of Consolidated Total Assets (measured as of the Restatement Effective Date) in the aggregate after the Restatement Effective Date;
(b)    Transfers of (x) inventory in the ordinary course of business and (y) used, worn out, surplus or obsolete assets not used or useful in such Loan Party’s business;
(c)    Transfers of assets (other than cash or cash equivalents) to any Loan Party or any Subsidiary of a Loan Party so long as, in the case of any such Transfer by a Loan Party, the transferee shall be a Loan Party (other than a Foreign Borrower to the extent aggregate Transfers to Foreign Borrowers would exceed $10,000,000 as a result of any such Transfer);
(d)    Transfers of assets the proceeds of which are used to purchase other property of a similar nature of at least equivalent value (such property the “Excess Replacement Assets”) within one year of such Transfer so long as Lippert shall have notified the Administrative Agent at or prior to the date of consummation of such Transfer that the applicable Loan Party or Subsidiary intends to so reinvest such proceeds in Excess Replacement Assets within one year of such Transfer;
(e)    Transfers of investments identified in clauses (iii) through (vii) of the definition of Permitted Loans and Investments for other investments listed in such clauses;
(f)    abandonment of non-material intellectual property assets in the ordinary course of business;
(g)    Transfers of assets acquired pursuant to a permitted acquisition, which assets are not used in or useful in the business;
(h)    Transfers of past due accounts receivable in connection with collections of such accounts receivable;
(i)    surrender, release or waiver of contract rights in the ordinary course of business so long as such surrender, release or waiver would not have a material effect on the rights, assets or business of such Loan Party or Subsidiary;
(j)    Transfers of interests in a Hedging Agreement in connection with the unwinding of such Hedging Agreement;
(k)    charitable donations in the ordinary course of business and consistent with past practices; and
(l)    Transfers of investments or assets to joint ventures to the extent required by, or made pursuant to buy/sell arrangements between the joint venture parties set forth in, joint venture arrangements and similar binding arrangements pursuant to an investment permitted by Sections 6.01 and 6.09; provided that the aggregate Fair Market Value for all investments and assets Transferred to such joint ventures pursuant to this clause (l) shall not, in the aggregate together with all investments in joint ventures pursuant to clause (xvii) of the definition of “Permitted Loans and Investments,” exceed $20,000,000.
SECTION 6.09    Limitation on Investments.
No Borrower shall, nor shall it permit any other Loan Party or any of their respective Subsidiaries to, purchase, hold or acquire (including pursuant to any merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, guarantee (except pursuant to this Agreement or the Prudential Shelf Agreement) any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except Permitted Loans and Investments.
SECTION 6.10    Hedging Agreements.
No Borrower shall, nor shall it permit any other Loan Party or any of their respective Subsidiaries to, enter into any Hedging Agreement for purposes of speculation or investment or for any other purpose other than protecting such Borrower or such other Loan Party or Subsidiary from actual interest rate or foreign exchange exposure or fluctuations in commodity prices for commodities used in the business of such Borrower or such other Loan Party or Subsidiary.
SECTION 6.11    Certain Financial Covenants.
(a)    The Borrowers shall not permit the Net Leverage Ratio to exceed 2.50:1.00 as of the last day of any fiscal quarter ending on or after December 31, 2015.
(b)    The Borrowers shall not permit the Debt Service Coverage Ratio at the conclusion of the twelve month period ending on the last day of any fiscal quarter commencing after December 31, 2015 to be less than 1.75:1.00.
SECTION 6.12    Amendment of Certain Documents.
No Borrower shall, nor shall it permit any other Loan Party or any of their respective Subsidiaries to:
(a)    Permit the termination of, or any amendment, waiver or modification to, the Certificate of Incorporation or By-Laws, or Certificate of Limited Partnership, Certificate of Formation, Agreement of Limited Partnership, Operating Agreement or similar organizational document, as the case may be, of any Loan Party or Subsidiary thereof, except (i) to the extent necessary to effect a transaction permitted under Section 6.02, (ii) for amendments, modifications or waivers that are not adverse in any respect to the Lenders, the Administrative Agent, the Collateral Agent, or the Issuing Bank, or (iii) in connection with the dissolution of any Loan Party having de minimus assets; provided that Lippert shall provide the Administrative Agent with prompt written notice of the dissolution of any Loan Party or Subsidiary and of the Loan Party or Subsidiary to which any assets of such dissolved entity have been transferred.
(b)    Amend in any material respect the Prudential Shelf Agreement, or the Prudential Notes or any other Prudential Debt or any other agreement entered into in connection therewith without the prior written consent of the Required Lenders.
SECTION 6.13    Government Regulation.
Neither any Borrower nor any other Loan Parties or any of their respective Subsidiaries shall (i) be or become subject at any time to any law, regulation, or list of any government agency (including the U.S. Office of Foreign Asset Control list) that prohibits or limits the Administrative Agent or any Lender from making any advance or extension of credit to any Borrower, or (ii) fail to provide documentary and other evidence of the identity of any Borrower or any other Loan Party or Subsidiary thereof as may be requested by the Administrative Agent at any time to enable it or any Lender to verify the identity of any Loan Party of Subsidiary thereof or to comply with any applicable law or regulation, including Section 326 of the USA Patriot Act of 2001, 31 U.S.C. § 5318.
SECTION 6.14    Specified Canadian Pension Plan.
The Loan Parties and each of their respective Subsidiaries will not maintain, sponsor, administer, contribute to, participate in or assume or incur any liability in respect of any Specified Canadian Pension Plan, or acquire an interest in any Person if such Person sponsors, administers, contributes to, participates in or has any liability in respect of, any Specified Canadian Pension Plan.
ARTICLE VII.
EVENTS OF DEFAULT

If any of the following events (“Events of Default”) shall occur:
(a)    any Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
(b)    any Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, within three days after the same shall become due and payable;
(c)    any representation or warranty made or deemed made by or on behalf of any Loan Party or any Subsidiary thereof in or in connection with this Agreement or any other Loan Document, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document, shall prove to have been incorrect in any material respect when made or deemed made;
(d)    any Loan Party or other Subsidiary party to any Loan Document shall fail to observe or perform any covenant, condition or agreement contained in Sections 5.01(a), (b) or (c) or in Article VI hereof, or (ii) in any Guarantee Agreement, the Subordination Agreement or in any Security Document, after giving effect in the case of this clause (ii) to any grace or cure period set forth therein;
(e)    any Loan Party shall fail to observe or perform any other covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to Lippert (which notice will be given at the request of any Lender);
(f)    (i) any Loan Party or any of their respective Subsidiaries shall fail to make a payment of any principal of, or premium or interest in respect of any Prudential Notes or any other Prudential Debt that is outstanding beyond any period of grace provided with respect thereto (unless waived in writing by Prudential (and any other Persons a waiver from which is required) (and only so long as such waiver shall continue in effect by its terms)); (ii) any Loan Party or any of their respective Subsidiaries is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or interest on any Indebtedness (excluding the Indebtedness issued under or pursuant to the Prudential Shelf Agreement) that is outstanding in a principal amount of at least $10,000,000 individually or $25,000,000 in the aggregate beyond any period of grace provided with respect thereto, or (iii) any Loan Party or any of their respective Subsidiaries is in default in the performance of or compliance with any term of (x) the Prudential Notes or the Prudential Shelf Agreement or any guaranty or pledge agreement securing the Prudential Notes or any other Prudential Debt or (y) any agreement evidencing any Indebtedness (excluding the Indebtedness evidenced by the Prudential Notes or any other instrument evidencing any Prudential Debt) in principal amount of at least $10,000,000 individually or $25,000,000 in the aggregate, or of any mortgage, indenture or other agreement relating thereto, or (iv) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Indebtedness to convert such Indebtedness into equity interest), (x) any Loan Party or any of their respective Subsidiaries has become obligated to purchase or repay (A) any of the Prudential Notes or any other Prudential Debt before their regular maturity or before their regularly scheduled dates of repayment, or (B) any other Indebtedness before its regular maturity or before its regularly scheduled dates of payment in a principal amount of at least $10,000,000 individually or $25,000,000 in the aggregate, or (y) one or more Persons have the right to require any such Loan Party or such Subsidiary to purchase or repay any such Indebtedness referred to in (A) or (B) (provided, however, that for the purposes of this paragraph (f) the “principal amount” of the obligations of any Loan Party or Subsidiary in respect of any Hedging Agreement at any time shall be treated as Indebtedness in an amount which shall be equal to the maximum aggregate amount (giving effect to any netting agreements) that any such Person would be required to pay if such Hedging Agreement were terminated at such time), provided that this clause (f) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness and such secured Indebtedness has been repaid in full substantially concurrently with the sale or transfer of such property or assets, and provided further, that an Event of Default under this clause (f) caused by the occurrence of a breach or default with respect to Indebtedness described in this clause (f) shall be cured for purposes of this Agreement upon the Person asserting such breach or default waiving such breach or default or upon a Loan Party or Subsidiary curing such breach or default if, at the time of such waiver or such cure the Administrative Agent has not exercised any rights or remedies with respect to an Event of Default under this clause (f);
(g)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Loan Party or any Subsidiary thereof or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or for any Subsidiary thereof or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
(h)    any Loan Party or any Subsidiary thereof shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (g) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Loan Party or any Subsidiary thereof or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;
(i)    any Loan Party or any Subsidiary thereof shall become unable, admit in writing or fail generally to pay its debts as they become due;
(j)    one or more judgments for the payment of money in an aggregate amount (not covered by insurance as to which the carrier or broker has not disputed coverage) in excess of $5,000,000 shall be rendered against any Loan Party and/or any Subsidiary thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party or any Subsidiary thereof to enforce any such judgment;
(k)    an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of any Loan Party or any Subsidiary thereof in an aggregate amount exceeding (i) $1,000,000 in any year or (ii) $3,000,000 for all periods;
(l)    (i) any event or condition exists in respect of any Canadian Pension Plan which presents the risk of liability of a Loan Party or any of its Subsidiaries which could be reasonably expected to have a Material Adverse Effect; (ii) a Loan Party or any of its Subsidiaries shall fail to make minimum required contributions to amortize any funding deficiencies under a Canadian Pension Plan within the time period set out in Requirements of Laws or fail to make a required contribution under any Canadian Pension Plan or Canadian Benefit Plan which could result in the imposition of a Lien upon the assets of a Loan Party or any of its Subsidiaries; or (iii) a Loan Party or any of its Subsidiaries makes any improper withdrawals or applications of assets of a Canadian Pension Plan or Canadian Benefit Plan;
(m)    a Change in Control shall occur; or

(n)    (i) any security interest in favor of the Collateral Agent created or purported to be created under the Pledge Agreement, or under any other Security Document, shall, in any such case, no longer provide the lien or priority contemplated by such Security Document or any party having granted any such security interests (or any successor thereto or representative thereof) shall make any claim or assertion to such effect, or (ii) any Loan Party or other Subsidiary (or any successor thereto or representative thereof) shall claim or assert that this Agreement or any other Loan Document or any right or remedy of the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender hereunder or thereunder shall not be enforceable in accordance with its terms, or any Loan Party shall claim or assert that any other Loan Document or any right or remedy of the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender thereunder shall not be enforceable in accordance with its terms;
then, and in any such event (other than an event described in clause (g) or (h) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by written notice to the Borrowers, take any of the following actions, at the same or different times: (i) terminate the Revolving Credit Commitments, and thereupon the Revolving Credit Commitments (including any right to increase the same under Section 2.06A) shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers, (iii) require cash collateral as contemplated by Section 2.04(j), and (iv) enforce rights or cause the enforcement of rights or exercise or cause the exercise of any remedies available under any Loan Document or otherwise; and in case of any event described in clause (g) or (h) of this Article, the Revolving Credit Commitments (including any right to increase the same under Section 2.06A) shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable and the Borrowers shall be required to provide cash collateral as contemplated by Section 2.04(j), without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers and the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrowers, take any actions referred to under clause (iv) above.
ARTICLE VIII.
THE AGENTS
Each of the Lenders, on behalf of itself and any of its Affiliates that are Secured Parties, and the Issuing Bank hereby irrevocably appoints (i) JPMorgan Chase Bank, N.A. as Administrative Agent and (ii) JPMorgan Chase Bank, N.A. as Collateral Agent, (the Administrative Agent and the Collateral Agent being referred to individually as an “Agent” and collectively as the “Agents”), and authorizes the Agents to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms of this Agreement or by the terms of any other Loan Documents, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Agents and the Lenders (including the Issuing Bank), and the Loan Parties shall not have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” as used herein or in any other Loan Documents (or any similar term) with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.
Each bank serving as an Agent shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Loan Party or any Subsidiary or other Affiliate thereof as if it were not an Agent.
None of the Agents shall have any duties or obligations except those expressly set forth herein or in the other Loan Documents. Without limiting the generality of the foregoing, (a) the Agents shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth herein, no Agent shall have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Subsidiaries that is communicated to or obtained by such Agent or any of its Affiliates in any capacity; provided, however, that Agents shall give Lenders immediate written notice of any action taken or notice received or given by any of them pursuant to the Prudential Intercreditor Agreement. No Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. No Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by a Borrower or a Lender, and no Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document. The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution.
Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for any Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
Each Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it including its duties, rights and powers under any Loan Documents in respect of the Collateral or any portion thereof. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as an Agent.
Subject to the foregoing, each Agent (including the Administrative Agent) acting under or in respect of the Collateral, shall act for the ratable benefit of the Lenders and the Issuing Bank as appropriate hereunder (unless otherwise provided herein or in any other Loan Documents) and shall be entitled to the exculpations, privileges, indemnities and other protections provided for the benefit of the Agent herein or therein.
Subject to the appointment and acceptance of a successor Agent as provided in this paragraph, any Agent may resign at any time by providing the Lenders, the Issuing Bank and the Borrowers with 30 days written notice. Upon any such notification, the Required Lenders shall have the right to appoint a successor, with the consent of Lippert, which consent (i) shall not be unreasonably withheld, delayed or conditioned and (ii) shall not be required at any time an Event of Default has occurred and is continuing. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank with the consent of Lippert, which consent (i) shall not be unreasonably withheld, delayed or conditioned and (ii) shall not be required at any time an Event of Default has occurred and is continuing. Upon the acceptance of its appointment as an Agent by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations as such. The fees payable by the Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After any Agent’s resignation, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent. Notwithstanding the foregoing, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Bank and the Borrowers, whereupon, on the date of effectiveness of such resignation stated in such notice, (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents, provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Security Document for the benefit of the Secured Parties, the retiring Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this paragraph (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any further action under any Security Document, including any action required to maintain the perfection of any such security interest), and (b) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, provided that (i) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (ii) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall also directly be given or made to each Lender and the Issuing Bank. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article, Section 2.16(d) and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (a) above.
Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and letters of credit and not investments in a business enterprise or securities. Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and to make, acquire or hold Loans hereunder. Each Lender also acknowledges that it will, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.
The Joint Bookrunners and Joint Lead Arrangers and the Documentation Agent shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such.  Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender.  Each Lender hereby makes the same acknowledgments with respect to the relevant Lenders in their respective capacities as Joint Bookrunner, Joint Lead Arranger or Documentation Agent, as applicable, as it makes with respect to the Agents in the preceding paragraph.

The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Agents) authorized to act for, any other Lender.  The Administrative Agent shall have the exclusive right on behalf of the Lenders to enforce the payment of the principal of and interest on any Loan after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.
In its capacity, the Collateral Agent is a “representative” of the Secured Parties within the meaning of the term “secured party” as defined in the UCC.  Each Lender authorizes the Collateral Agent to enter into each of the Security Documents to which it is a party and to take all action contemplated by such documents.  Each Lender agrees that no Secured Party (other than the Collateral Agent) shall have the right individually to seek to realize upon the security granted by any Security Document, it being understood and agreed that such rights and remedies may be exercised solely by the Collateral Agent for the benefit of the Secured Parties upon the terms of the Security Documents.  In the event that any Collateral is hereafter pledged by any Person as collateral security for the Secured Obligations, the Collateral Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Secured Parties any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Collateral Agent on behalf of the Secured Parties.
The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 9.02 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.
ARTICLE IX.
MISCELLANEOUS
SECTION 9.01    Notices.
(a)    Except in the case of notices and other communications expressly permitted to be given by telephone or Electronic System (and subject in each case to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or other generally accepted electronic means, as follows:
(i)    if to a Borrower, c/o the Company at: 3501 County Road 6 East, Elkhart, Indiana 46514, Attention of David Smith (Facsimile: (575) 535-1125);
(ii)    if to the Administrative Agent or JPMorgan Chase Bank, N.A. in its capacity as an Issuing Bank, to JPMorgan Chase Bank, N.A., Loan and Agency Bank Services Group, 10 S. Dearborn St. L2, Chicago, IL 60603, Attention: Cheryl Lyons (Facsimile: (888) 303-9732; email: (i) for Administrative Agent, jpm.agency.servicing.1@jpmorgan.com and (ii) for JPMorgan Chase Bank, N.A. in its capacity as an Issuing Bank, Chicago.LC.agency.closing.team@jpmorgan.com), with copies to JPMorgan Chase Bank, N.A., 1 East Ohio Street, Indianapolis, IN 46277-0048, Attention: Thomas Harrison (Facsimile: (317) 767-8006);
(iii)    if to any other Lender or Issuing Bank, to it at its address (or facsimile number) set forth in its Administrative Questionnaire;
(iv)    if the notice or other communication is from a Canadian Borrower, also to JPMorgan Chase Bank, N.A., Toronto Branch, 66 Wellington Street West, Suite 4500, Toronto, Ontario M5K 1E7, Canada, Attention: Ashley Goad (Facsimile: (844) 235-1788; email: cls.cad.chicago@jpmorgan.com); and
(v)    if the notice or other communication from a Borrower relates to an Alternate Currency Loan, also to J.P. Morgan Europe Limited, 6th Floor, 25 Bank Street, Canary Wharf, London E145JP, United Kingdom, Attention: Loans Agency (Facsimile: +44 20 7777 2360).
Any party hereto may change its address, email address or facsimile number for notices and other communications hereunder by notice to the other parties hereto. All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail shall be deemed to have been given when received, (ii) sent by fax shall be deemed to have been given when sent, provided that if not given during normal business hours for the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day of the recipient, or (iii) delivered through Electronic Systems to the extent provided in paragraph (b) below shall be effective as provided in such paragraph.
(b)    Notices and other communications to the Lenders hereunder may be delivered or furnished by Electronic Systems pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. Each of the Administrative Agent and Lippert (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by Electronic Systems pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise proscribes, all such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if not given during the normal business hours of the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day of the recipient.
(c)    Electronic Systems.
(i)    Each Borrower agrees that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the Issuing Bank and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar Electronic System.
(ii)    Any Electronic System used by the Administrative Agent is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower, any Lender, the Issuing Bank or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Borrower’s or the Administrative Agent’s transmission of communications through an Electronic System. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or the Issuing Bank by means of electronic communications pursuant to this Section, including through an Electronic System.
SECTION 9.02    Waivers; Amendments.
(a)    No failure or delay by the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders hereunder or under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by any Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, the Collateral Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b)    Neither this Agreement or any of the other Loan Documents nor any provision hereof or thereof may be waived, amended or modified except (a) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or by the Borrowers and the Administrative Agent with the consent of the Required Lenders, and (b) in the case of any other Loan Document, pursuant to an agreement entered into by the parties thereto and consented to by the Required Lenders; provided that no such agreement shall (i) increase the Revolving Credit Commitment of any Lender (including any such Lender that is a Defaulting Lender) without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Revolving Credit Commitment, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) affected thereby, (iv) change Section 2.16(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender (other than any Defaulting Lender), (v) release all or substantially all Collateral or release any guarantor under any Guarantee Agreement except as expressly permitted thereby or hereby, without the prior consent of each Lender, (vi) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or under any other Loan Document or make any determination or grant any consent hereunder or thereunder, without the written consent of each Lender (other than any Defaulting Lender) or (vii) amend the definition of “Alternate Currency or “Pre-Approved Jurisdiction”, amend Section 1.06 or add Foreign Borrowers as Borrowers hereunder (other than as set forth in Section 1.06), in each case without the consent of each Tranche B Lender; provided, further, that (i) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Collateral Agent or the Issuing Bank hereunder or thereunder without the prior written consent of the Administrative Agent, the Collateral Agent or the Issuing Bank, as the case may be and (ii) no waiver, amendment or modification of this Agreement or any other Loan Document that by its terms affects the rights or duties under this Agreement of one Class in an adverse manner vis-a-vis the other Class shall require the approval of each Lender in the adversely affected Class; provided, further, that no such agreement shall amend or modify the provisions of Section 2.05 or any letter of credit application or the respective rights and obligations between any Borrower and the Issuing Bank in connection with the issuance of Letters of Credit without the prior written consent of the Administrative Agent and the Issuing Bank, respectively.
(c)    The Secured Parties hereby irrevocably authorize the Administrative Agent and the Collateral Agent, each at its option and in its sole discretion, to release any Liens granted to the Administrative Agent or the Collateral Agent by the Loan Parties on any Collateral (i) upon the termination of all of the Revolving Credit Commitments, payment and satisfaction in full in cash of all Obligations (other than Unliquidated Obligations), and the cash collateralization of all Unliquidated Obligations in a manner satisfactory to each affected Lender, (ii) constituting property being sold or disposed of if the Loan Party disposing of such property certifies to the Administrative Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), and to the extent that the property being sold or disposed of constitutes 100% of the Equity Interests of a Subsidiary, the Administrative Agent is authorized to release any such Subsidiary from the Subsidiary Guarantee, (iii) constituting property leased to a Loan Party under a lease which has expired or been terminated in a transaction permitted under this Agreement, or (iv) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Article VII. Except as provided in the preceding sentence or in clause (b) above, the Administrative Agent will not release any Liens on Collateral without the prior written authorization of the Required Lenders. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral. Any execution and delivery by the Administrative Agent of documents in connection with any such release shall be without recourse to or warranty by the Administrative Agent.
SECTION 9.03    Expenses; Indemnity; Damage Waiver.
(a)    Lippert shall pay (i) all reasonable out-of-pocket expenses incurred by each of the Administrative Agent, the Collateral Agent and the Issuing Bank and their respective Affiliates, including the reasonable fees, charges and disbursements of one primary firm of outside legal counsel and one firm of local legal counsel in any relevant jurisdiction for such Persons, in connection with the syndication and distribution (including, without limitation, via the internet or through an Electronic System) of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the amendment, renewal or extension of the Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender, including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights against any Loan Party in connection with this Agreement or the other Loan Documents, including its rights against any Loan Party under this Section, or against any Loan Party in connection with the Loans made hereunder or the Letters of Credit, or any Collateral, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit, or Collateral.
(b)    Lippert shall indemnify the Administrative Agent, the Collateral Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, incremental taxes, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby (other than in connection with disputes between parties hereto other than Loan Parties regarding obligations of such other parties), (ii) any Loan or the Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under the Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by and Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to any Loan Party or any of its Subsidiaries, (iv) the failure of a Loan Party to deliver to the Administrative Agent the required receipts or other required documentary evidence with respect to a payment made by such Loan Party for Taxes pursuant to Section 2.15 or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not such claim, litigation, investigation or proceeding is brought by a Loan Party, a Subsidiary thereof or their respective equity holders, Affiliates or creditors or any third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee or from a breach by such Indemnitee in bad faith of its obligations under the Loan Documents, (y) arise from a dispute solely among Indemnitees (and not as a result of any act or omission by the Loan Parties or their Subsidiaries) other than claims against any Agent, Issuing Bank, Lead Arranger or Lender in its capacity or in fulfilling its role as such or any similar role under or in connection with the Loan Documents. To the extent not prohibited by applicable law, any Person seeking to be indemnified under this Section 9.03(b) shall, upon obtaining knowledge thereof, use commercially reasonable efforts to give prompt written notice to Lippert of the commencement of any action or proceeding giving rise to such indemnification claim, provided that the failure to give such notice shall not relieve Lippert of any indemnification obligations hereunder.
(c)    To the extent that Lippert fails to pay any amount required to be paid to the Administrative Agent, the Collateral Agent or the Issuing Bank under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Collateral Agent or the Issuing Bank, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, penalty, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Collateral Agent or the Issuing Bank in its capacity as such; and provided, further, that the action of the relevant Agent or the Issuing Bank giving rise to the same did not constitute bad faith, gross negligence or willful misconduct by such Person.
(d)    To the extent permitted by applicable law, the Borrowers shall not assert, and each Borrower hereby waives, any claim against any Indemnitee for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or the Letters of Credit or the use of the proceeds thereof.
(e)    All amounts due under this Section shall be payable promptly after written demand therefor.
SECTION 9.04    Successors and Assigns.
(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including an Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrowers may not assign or otherwise transfer any of their respective rights or obligations hereunder without the prior written consent of each Lender and each Agent (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    (i)    Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons (other than Ineligible Institutions) all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Revolving Credit Commitment of either Class and the Loans of such Class at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:
(A)    the Borrowers; provided that no consent of the Borrowers shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, or, if an Event of Default has occurred and is continuing, any other assignee which is not an Ineligible Institution; provided further that the Borrowers shall be deemed to have consented to any such assignment unless they shall have objected thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;

(B)    the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of any Revolving Credit Commitment to an assignee that is a Lender with a Revolving Credit Commitment immediately prior to giving effect to such assignment; and
(C)    the Issuing Bank.
(ii)    Assignments shall be subject to the following additional conditions:
(A)    except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Revolving Credit Commitment or Loans of any Class and Type, the amount of the Revolving Credit Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each Borrower and the Administrative Agent otherwise consents, provided that no such consent of the Borrowers shall be required if an Event of Default has occurred and is continuing;
(B)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement and the other Loan Documents in respect of one Class;
(C)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and
(D)    the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
For the purposes of this Section 9.04(b), the terms “Approved Fund” and “Ineligible Institution” have the following meanings:
“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Ineligible Institution” means a (a) natural person, (b) Defaulting Lender, (c) holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof; provided that, such holding company, investment vehicle or trust shall not constitute an Ineligible Institution if it (i) has not been established for the primary purpose of acquiring any Loans or Revolving Credit Commitments, (ii) is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans, and (iii) has assets greater than $25,000,000 and a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business, or (d) Loan Party or a Subsidiary or other Affiliate of a Loan Party.
(iii)    Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.14, 2.15 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
(iv)    The Administrative Agent, acting for this purpose as a non-fiduciary agent of each respective Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent, the Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement and the other Loan Documents, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(v)    Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05(b), 2.06(d) or (e), 2.16(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
(c)    (i)    Any Lender may, without the consent of the Borrowers, the Administrative Agent, the Issuing Bank, sell participations to one or more banks or other entities (a “Participant”) other than an Ineligible Institution in all or a portion of such Lender’s rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Revolving Credit Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers and the other Loan Parties, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.13, 2.14 and 2.15 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.16(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the applicable Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Revolving Credit Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(ii)    A Participant shall not be entitled to receive any greater payment under Section 2.13 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent and except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.
(d)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement and the Revolving Credit Note issued to it to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(e)    (i)     Notwithstanding anything to the contrary in this Agreement, no assignment or participation shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrowers have consented to such assignment in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any assignee that becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Institution”), (x) such assignee shall not retroactively be disqualified from becoming a Lender and (y) the execution by the Borrowers of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Institution. Any assignment in violation of this clause (e)(i) shall not be void, but the other provisions of this clause (e) shall apply.
(ii)    If any assignment or participation is made to any Disqualified Institution without the Borrowers’ prior written consent in violation of clause (i) above, or if any Person becomes a Disqualified Institution after the applicable Trade Date, the Borrowers may, at Lippert’s sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, (A) terminate any Revolving Credit Commitment of such Disqualified Institution and repay all obligations of the Borrowers owing to such Disqualified Institution in connection with such Revolving Credit Commitment, and/or (B) require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 9.04), all of its interest, rights and obligations under this Agreement to one or more Persons (at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations.
(iii)    Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Loan Parties, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z)

access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter, and (y) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws (a “Plan of Reorganization”), each Disqualified Institution party hereto hereby agrees (1) not to vote on such Plan of Reorganization, (2) if such Disqualified Institution does vote on such Plan of Reorganization notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the U.S. Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Plan of Reorganization in accordance with Section 1126(c) of the U.S. Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).
(iv)    The Administrative Agent shall have the right, and each Borrower hereby expressly authorizes the Administrative Agent, to (A) post the list of Disqualified Institutions provided by the Borrowers and any updates thereto from time to time (collectively, the “DQ List”) on any Electronic System, including that portion of any Electronic System that is designated for “public side” Lenders and/or (B) provide the DQ List to each Lender requesting the same.
SECTION 9.05    Survival.
All covenants, agreements, representations and warranties made by the Borrowers herein and by the Borrowers and the other Loan Parties and other Subsidiaries in the other Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Documents shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or a Letter of Credit is outstanding and so long as the Revolving Credit Commitments have not expired or terminated. The provisions of Sections 2.13, 2.14, 2.15 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Revolving Credit Commitments or the termination of this Agreement or any provision hereof.
SECTION 9.06    Counterparts; Integration; Effectiveness.
This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. The parties hereto acknowledge and agree that this Agreement amends, modifies and restates (but is not a novation of) the Existing Credit Agreement. This Agreement, the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties thereto relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby or thereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Administrative Agent to accept electronic signatures in any form or format without its prior written consent.
SECTION 9.07    Severability.
Any provision of this Agreement or any other Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
SECTION 9.08    Right of Setoff.
If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Borrower against any of and all the obligations of such Borrower now or hereafter existing under this Agreement or any other Loan Document held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured. The applicable Lender shall notify Lippert and the Administrative Agent of such set-off or application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
SECTION 9.09    GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS.
(a)    THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK WITHOUT REFERENCE TO CHOICE OF, OR CONFLICT OF LAWS PRINCIPLES.
(b)    Each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against any Borrower or its properties in the courts of any jurisdiction.

(c)    Each Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)    Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
SECTION 9.10    WAIVER OF JURY TRIAL; WAIVER OF SPECIAL DAMAGES.
EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
EACH BORROWER AND EACH OF THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT, THE LENDERS AND THE ISSUING BANK WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT ANY OF THEM MAY HAVE TO CLAIM OR RECOVER FROM ANY OTHER PARTY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES; PROVIDED THAT, NOTHING IN THIS PARAGRAPH SHALL RELIEVE ANY LOAN PARTY OF ANY OBLIGATION IT MAY HAVE TO INDEMNIFY AN INDEMNITEE AGAINST SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES ASSERTED AGAINST SUCH INDEMNITEE BY A THIRD PARTY.
SECTION 9.11    Headings.
Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
SECTION 9.12    Confidentiality.
Each of the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to a written agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any other Loan Document or

(ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrowers and their obligations, (g) with the consent of any Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrowers. For the purposes of this Section, “Information” means all information received from the Borrowers relating to any Borrower or its businesses, other than any such information that is available to the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by any Loan Party other than information pertaining to this Agreement provided by arrangers to data service providers, including league table providers, that serve the lending industry; provided that, in the case of information received from the Loan Parties after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
SECTION 9.13    Interest Rate Limitation.
Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
SECTION 9.14    USA Patriot Act.
(a)    Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.
(b)    The following notification is provided to the Borrower pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. § 5318:
IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit or other financial services product.
SECTION 9.15    Judgment Currency.
(a)    The obligations hereunder and under the other Loan Documents of the Borrowers to make payments in dollars (the “Obligation Currency”), shall not be discharged or satisfied by any tender, or any recovery pursuant to any judgment or otherwise, which is expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender of the full amount of the Obligation Currency expressed to be payable to the Administrative Agent, the Collateral Agent, the Issuing Bank or such Lender under this Agreement or the other Loan Documents, and the

Borrower shall indemnify the Administrative Agent, the Collateral Agent, the Issuing Bank or such Lender, as applicable, for any shortfall.
(b)    If, for the purpose of obtaining or enforcing judgment against any Borrower in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made, at the Dollar Equivalent of such amount, in each case, as of the date immediately preceding the day on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”). If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, such Borrower covenants and agrees to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.
SECTION 9.16    Acknowledgement and Consent to Bail-In of EEA Financial Institutions.
Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.
SECTION 9.17    Intercreditor Agreements.
Each of the Lenders hereby acknowledges that it has received and reviewed the Prudential Intercreditor Agreement and agrees to be bound by the terms thereof as if such Lender was a signatory thereto.  Each Lender (and each person that becomes a Lender hereunder pursuant to Section 2.06A) hereby (a) acknowledges that the Administrative Agent is acting under the Prudential Intercreditor Agreement (and any other intercreditor agreement contemplated hereby and executed after the date hereof) as both the Collateral Agent and the Administrative Agent and (b) waives any conflict of interest, now contemplated or arising hereafter, in connection therewith and agrees not to assert against the Administrative Agent or the Collateral Agent any claims, cause of action, damages or liabilities of whatever kind or nature relating thereto.  Each Lender (and each Person that becomes a Lender hereunder pursuant to Section 2.06A) hereby authorizes and directs the Administrative Agent to enter into the Prudential Intercreditor Agreement (and any other intercreditor agreement contemplated hereby and executed after the date hereof) on behalf of such Lender and agrees that each of the Collateral Agent and the Administrative Agent, in its various capacities thereunder, may take such actions on its behalf as is contemplated by the terms of the Prudential Intercreditor Agreement (and any such other intercreditor agreement).

ARTICLE X.
COLLECTION ALLOCATION MECHANISM
On the CAM Exchange Date, (a) the Revolving Credit Commitments shall automatically and without further act be terminated as provided in Article VII and (b) the Lenders shall automatically and without further act be deemed to have made reciprocal purchases of interests in the Obligations such that, in lieu of the interests of each Lender in the particular Obligations that it shall own as of such date and immediately prior to the CAM Exchange, such Lender shall own an interest equal to such Lender’s CAM Percentage in each Obligation. Each Lender, each Person acquiring a participation from any Lender as contemplated by Section 9.04 and each Borrower hereby consents and agrees to the CAM Exchange. Each Borrower and each Lender agrees from time to time to execute and deliver to the Administrative Agent all such promissory notes and other instruments and documents as the Administrative Agent shall reasonably request to evidence and confirm the respective interests and obligations of the Lenders after giving effect to the CAM Exchange, and each Lender agrees to surrender any promissory notes originally received by it hereunder to the Administrative Agent against delivery of any promissory notes so executed and delivered; provided that the failure of any Borrower to execute or deliver or of any Lender to accept any such promissory note, instrument or document shall not affect the validity or effectiveness of the CAM Exchange.
As a result of the CAM Exchange, on and after the CAM Exchange Date, each payment received by the Administrative Agent pursuant to any Loan Document in respect of the Obligations shall be distributed to the Lenders pro rata in accordance with their respective CAM Percentages (to be redetermined as of each such date of payment or distribution to the extent required by the next paragraph), but giving effect to assignments after the CAM Exchange Date, it being understood that nothing herein shall be construed to prohibit the assignment of a proportionate part of all an assigning Lender’s rights and obligations in respect of a single Class of Revolving Credit Commitments or Loans.
In the event that, after the CAM Exchange, the aggregate amount of the Obligations shall change as a result of the making of an LC Disbursement of either Tranche by an Issuing Bank that is not reimbursed by the applicable Borrower, then (a) each Tranche A Lender or Tranche B Lender, as applicable, shall, in accordance with Section 2.04(d), promptly purchase from the applicable Issuing Bank a participation in such LC Disbursement in the amount of such Lender’s Applicable Percentage under the applicable Class of such LC Disbursement (without giving effect to the CAM Exchange), (b) the Administrative Agent shall redetermine the CAM Percentages after giving effect to such LC Disbursement and the purchase of participations therein by the applicable Lenders, and the Lenders shall automatically and without further act be deemed to have made reciprocal purchases of interests in the Obligations such that each Lender shall own an interest equal to such Lender’s CAM Percentage in each of the Obligations and (c) in the event distributions shall have been made in accordance with the preceding paragraph, the Lenders shall make such payments to one another as shall be necessary in order that the amounts received by them shall be equal to the amounts they would have received had each LC Disbursement been outstanding immediately prior to the CAM Exchange. Each such redetermination shall be binding on each of the Lenders and their successors and assigns and shall be conclusive absent manifest error.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

DREW INDUSTRIES INCORPORATED

By:    _________________________________
Name: David M. Smith
Title: Chief Financial Officer

LIPPERT COMPONENTS, INC.

By:    _________________________________
Name: David M. Smith
Title: Chief Financial Officer

LIPPERT COMPONENTS CANADA, INC. (a/k/a COMPOSANTES LIPPERT CANADA, INC.)

By:    _________________________________
Name: David M. Smith
Title: Chief Financial Officer

JPMORGAN CHASE BANK, N.A., as a Lender, as the Issuing Bank, as the Administrative Agent and as the Collateral Agent

By:    _________________________________
Name:
Title:

WELLS FARGO BANK, N.A., as a Lender

By:    _________________________________
Name:
Title:

BANK OF AMERICA, N.A., as a Lender

By:    _________________________________
Name:
Title:

1ST SOURCE BANK, as a Lender

By:    _________________________________
Name:
Title:

SCHEDULE 1.01-1

Domestic Subsidiaries		Jurisdiction of Organization	Owner	Guarantor
1.	Lippert Components, Inc.	Delaware	Company	Yes
2.	Lippert Components Manufacturing, Inc.	Delaware	Lippert	Yes
3.	Kinro Texas, Inc.	Texas	Lippert	Yes
4.	Zieman Manufacturing Company.	California	Lippert	Yes
5.	KM Realty, LLC	Indiana	Lippert	Yes
6.	KM Realty II, LLC	Indiana	Lippert	Yes
7.	LCM Realty, LLC	Indiana	Lippert	Yes
8.	LCM Realty II, LLC	Indiana	Lippert	Yes
9.	LCM Realty III, LLC	Indiana	Lippert	Yes
10.	LCM Realty IV, LLC	Indiana	Lippert	Yes
11.	LCM Realty V, LLC	Michigan	Lippert	Yes
12.	LCM Realty VI, LLC	Indiana	Lippert	Yes
13.	LCM Realty VII, LLC	Indiana	Lippert	Yes
14.	LCM Realty VIII, LLC	Indiana	Lippert	Yes
15.	LCM Realty IX, LLC	Indiana	Lippert	Yes
16.	Lippert Components International Sales, Inc.	Delaware	Lippert	Yes
17.	Innovative Design Solutions, Inc.	Michigan	Lippert	Yes
18.	DSI Acquisition Corp.	Indiana	Lippert	Yes

	Foreign Subsidiaries	Jurisdiction of Organization	Owner	Guarantor

1.	Lippert Components Canada, Inc. (a/k/a Composantes Lippert Canada, Inc.)	Quebec	Lippert	No
2.	Lippert Components Italy, S.R.L.	Italy	Lippert	No

SCHEDULE 1.01-2

Existing Letters of Credit

Number	Type	Issuing Bank	Requesting Borrower	Current Amount
1. T-232074	Standby L/C	JPMorgan Chase Bank, N.A.	Kinro Inc. (Lippert as successor).	$125,000.
2. S-669357	Standby L/C	JPMorgan Chase Bank, N.A.	Lippert	$318,512.
3. S-695666	Standby L/C	JPMorgan Chase Bank, N.A.	Lippert	$214,000.
4. S-708428	Standby L/C	JPMorgan Chase Bank, N.A.	Lippert	$1,978,600.

SCHEDULE 2.01

Lender	Tranche A Revolving Credit Commitment	Tranche B Revolving Credit Commitment	Total Revolving Credit Commitment
JPMorgan Chase Bank, N.A.	$53,750,000	$21,250,000	$75,000,000
Wells Fargo Bank, N.A.	$48,750,000	$16,250,000	$65,000,000
Bank of America, N.A.	$37,500,000	$12,500,000	$50,000,000
1st Source Bank	$10,000,000	--	$10,000,000
TOTAL	$150,000,000	$50,000,000	$200,000,000

The Revolving Credit Commitments shall become zero on the Maturity Date.